                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K /A
                        AMENDMENT TO APPLICATON OR REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 26, 1998

                          SECOND BANCORP, INCORPORATED
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                                 AMENDMENT NO. 1

Ohio                                        0-15624                             34-1547453
------------------------------------------------------------------------------------------
(State of incorporation)                  (Commission                        (IRS Employer
  File Number)                          Identification No.)

108 Main Avenue S.W., Warren, Ohio                                              44482-1311
------------------------------------------------------------------------------------------
(Address of principal executive offices)                                        (Zip Code)

Registrant's telephone number, including area code:  330-841-0123

The undersigned Registrant hereby amends in its entirety the following items, financial statements and other portions of its Current Report on Form 8-K filed June 6, 1998, as set forth in the pages attached hereto:

                              Item 5 - Other Events

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, hereby duly authorized.

                                           SECOND BANCORP INCORPORATED
                                           Registrant

                                           By: /s/ David L. Kellerman
                                                   David L. Kellerman, Treasurer

ITEM 5. OTHER EVENTS

Included in this filing is the audited financial statements for Trumbull Financial Corporation (formerly The Trumbull Savings and Loan Company), the consent of the independent auditors, Crowe, Chizek and Company, LLP, and applicable other financial information in Management's Discussion and Analysis of Financial Condition and Results of Operation.

Second Bancorp, Incorporated had previously filed a Form 8-K on May 7, 1998 announcing an agreement had been reached for the merger of Trumbull Financial Corporation into Second Bancorp, Incorporated.

                                      Index



Report of Independent Auditors ....................................................................    3

Audited  Financial Statements of The Trumbull Savings and Loan Company as of
         September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997
                  Statements of Financial Condition ...............................................    4
                  Statements of Income ............................................................    5
                  Statements of Stockholders' Equity ..............................................    6
                  Statements of Cash Flows ........................................................    7
                  Notes to Financial Statements ...................................................    8

Consent of Independent Public Accountants..........................................................   29

Management's Discussion and Analysis of Financial Condition and
         Results of Operations ....................................................................   30

                      THE TRUMBULL SAVINGS AND LOAN COMPANY

                            THE TRUMBULL SAVINGS AND
                                  LOAN COMPANY

                              FINANCIAL STATEMENTS
                        September 30, 1997, 1996 and 1995


                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
The Trumbull Savings and Loan Company
Warren, Ohio

We have audited the accompanying statements of financial condition of The Trumbull Savings and Loan Company as of September 30, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for the three years ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Trumbull Savings and Loan Company as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the three years ended September 30, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for impaired loans to comply with new accounting guidance in the fiscal year ended September 30, 1996.


                                                   Crowe, Chizek and Company LLP

Cleveland, Ohio
October 31, 1997

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                        STATEMENTS OF FINANCIAL CONDITION
                           September 30, 1997 and 1996

--------------------------------------------------------------------------------

                                                                                    1997                 1996
                                                                                    ----                 ----
ASSETS
Cash and cash equivalents                                                    $       6,038,577    $       4,020,625
Investment securities held to maturity                                               7,988,000            9,986,500
Mortgage-backed securities available for sale                                       25,194,744           53,564,125
Mortgage-backed securities held to maturity                                        162,530,386          187,755,314
Loans held for sale, net                                                               918,493              295,800
Loans receivable, net                                                              261,862,352          219,808,975
Federal Home Loan Bank stock, at cost                                                4,687,800            4,368,500
Accrued interest receivable                                                          2,634,105            2,723,505
Premises and equipment                                                               4,899,399            5,121,023
Loan servicing rights                                                                3,598,455            3,844,136
Prepaid expenses and other assets                                                    2,006,607            2,208,980
                                                                             -----------------    -----------------

                                                                             $     482,358,918    $     493,697,483
                                                                             =================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits
        Demand and NOW accounts                                              $      35,167,341    $      32,563,617
        Money market accounts                                                       24,210,124           26,300,526
        Savings accounts                                                            78,258,019           81,602,201
        Certificates of deposit                                                    235,187,246          233,460,295
                                                                             -----------------    -----------------
             Total deposits                                                        372,822,730          373,926,639
                                                                             -----------------    -----------------

     Borrowed funds                                                                 68,273,553           80,366,966
     Advances from borrowers for taxes and insurance                                 1,302,457            1,113,768
     Accrued expenses and other liabilities                                          3,321,278            4,461,151
                                                                             -----------------    -----------------
                                                                                   445,720,018          459,868,524
                                                                             -----------------    -----------------

Stockholders' equity
     Common stock, no par value, 5,000,000 shares
        authorized, 869,364 shares issued and outstanding
     Paid in capital in excess of par                                                  869,364              869,364
     Retained earnings                                                              35,977,823           33,638,877
     Unrealized loss on securities available for sale, net of tax                     (208,287)            (679,282)
                                                                             -----------------    -----------------
                                                                                    36,638,900           33,828,959
                                                                             -----------------    -----------------

                                                                             $     482,358,918    $     493,697,483
                                                                             =================    =================

--------------------------------------------------------------------------------

                                  (Continued)

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                              STATEMENTS OF INCOME
                  Years ended September 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

                                                                 1997                 1996               1995
                                                                 ----                 ----               ----
INTEREST INCOME
     Interest and fees on loans                             $    18,690,196     $    16,419,152    $     14,097,735
     Interest on mortgage-backed securities                      13,069,663          15,103,065          17,200,880
     Interest on investment securities                              720,950             530,814             750,584
     Interest on other interest-earning
       investments                                                  100,369              66,076              67,519
                                                            ---------------     ---------------    ----------------
         Total interest income                                   32,581,178          32,119,107          32,116,718
                                                            ---------------     ---------------    ----------------
Interest expense
     Interest on deposits                                        16,000,966          16,418,966          15,844,513
     Interest on borrowed funds                                   4,603,940           4,617,309           5,473,736
                                                            ---------------     ---------------    ----------------
         Total interest expense                                  20,604,906          21,036,275          21,318,249
                                                            ---------------     ---------------    ----------------
Net interest income                                              11,976,272          11,082,832          10,798,469
Provision for loan losses                                           140,742              60,010              59,661
                                                            ---------------     ---------------    ----------------
Net interest income after provision
  for loan losses                                                11,835,530          11,022,822          10,738,808
                                                            ---------------     ---------------    ----------------
Noninterest income
     Service charges on deposit accounts                          1,067,633             753,638             508,022
     Net gain/(loss) on sale of securities available
       for sale                                                     (79,810)                                202,391
     Net gain/(loss) on sale of loans                               106,056            (101,724)              3,417
     Loan servicing fees                                            279,059             256,088             300,186
     Other operating income                                         962,436             916,985             692,282
                                                            ---------------     ---------------    ----------------
         Total noninterest income                                 2,335,374           1,824,987           1,706,298
                                                            ---------------     ---------------    ----------------
Noninterest expense
     Salaries and employee benefits                               4,323,853           4,013,014           3,956,887
     Office, occupancy and equipment expense                      1,679,093           1,548,762           1,479,412
     Deposit insurance expense                                      347,178           3,341,284             868,221
     Ohio franchise taxes                                           423,620             418,642             426,217
     Data processing expense                                        426,546             417,512             416,960
     Marketing expense                                              341,104             271,114             404,377
     Deposit account expense                                        441,842             371,214             296,892
     Amortization of intangibles                                    184,193             225,902             567,131
     Professional fees                                              126,779             171,330             190,873
     Other operating expenses                                       767,900             797,925             711,104
                                                            ---------------     ---------------    ----------------
         Total noninterest expense                                9,062,108          11,576,699           9,318,074
                                                            ---------------     ---------------    ----------------

Income before income taxes                                        5,108,796           1,271,110           3,127,032
Provision for income taxes                                        1,744,000             437,000           1,123,000
                                                            ---------------     ---------------    ----------------
Net income                                                  $     3,364,796     $       834,110    $      2,004,032
                                                            ===============     ===============    ================
Earnings per share                                          $          3.87     $          0.96    $          2.31
                                                            ===============     ===============    ===============
--------------------------------------------------------------------------------

                                  (Continued)

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years ended September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

                                                                                    Unrealized
                                                                                      Loss on
                                               Paid in Capital                      Securities             Total
                                 Common         in Excess of        Retained         Available         Stockholders'
                                   Stock             Par             Earnings        For Sale             Equity
                                   -----             ---             --------        --------             ------
Balance,
   October 1, 1994            $    869,364                      $  32,052,618      $  (820,293)     $    32,101,689
Change in par value
   from $1 per share to
   no par value (Note 1)          (869,364)    $    869,364
Net income for the
   year ended
   September 30, 1995                                                2,004,032                            2,004,032
Dividends paid,
   $.70 per share                                                     (608,554)                            (608,554)
Unrealized gain
   on securities available
   for sale, net of tax                                                                 234,837             234,837
                              ------------     ------------    ---------------     ------------    ----------------
Balance,
  September 30, 1995                                869,364         33,448,096         (585,456)         33,732,004
Net income for the
  year ended
  September 30, 1996                                                   834,110                              834,110
Dividends paid,
  $.74 per share                                                      (643,329)                            (643,329)
Unrealized loss
  on securities available
  for sale, net of tax                                                                  (93,826)            (93,826)
                                               ------------    ---------------     ------------    ----------------
Balance,
  September 30, 1996                                869,364         33,638,877         (679,282)         33,828,959
Net income for the
  year ended
  September 30, 1997                                               3,364,796                              3,364,796
Dividends paid,
  $1.18 per share                                                 (1,025,850)                            (1,025,850)
Unrealized gain
  on securities available
  for sale, net of tax                                                                  470,995             470,995
                                               ------------    ---------------     ------------    ----------------
Balance,
  September 30, 1997                           $    869,364    $    35,977,823     $   (208,287)   $     36,638,900
                                               ============    ===============     ============    ================

--------------------------------------------------------------------------------

                                  (Continued)
                                                                               6

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                            STATEMENTS OF CASH FLOWS
                  Years ended September 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

                                                                  1997                  1996               1995
                                                                  ----                  ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                             $     3,364,796     $       834,110    $      2,004,032
     Adjustments to reconcile net income to net
       cash provided by operating activities
         Depreciation                                               544,340             530,347             504,712
         Amortization of intangibles                                184,193             225,902             567,131
         Amortization of mortgage servicing rights                  656,945             612,543             360,676
         Accretion of deposit market value adjust.                 (100,200)           (128,225)           (180,107)
         Net amortization of investment securities                  793,520           1,001,861             810,555
         Net amortization of premium/accretion of
           discount on loans purchased                                1,612             (27,412)            (45,079)
         Provision for loan losses                                  140,742              60,010              59,661
         Provision for loss on servicing rights                      18,000
         Deferred taxes                                             934,257            (775,182)            156,639
         Deferred loan fees                                        (469,314)           (250,803)           (446,518)
         (Gain)/loss on sale of securities                           79,810                                (202,391)
           available for sale
         Proceeds from sale of loans held for sale               11,137,787          13,049,145          12,318,929
         Loans originated for sale                              (11,654,424)        (12,645,229)        (12,199,102)
         (Gain)/loss on sale of loans                              (106,056)            101,724              (3,417)
         Gain on sale of servicing rights                           (66,394)
         Gain on sale of real estate owned and
           premises and equipment                                                      (168,593)             (4,826)
         FHLB stock dividend                                       (319,300)           (292,100)           (308,900)
         Changes in other assets and other
           liabilities                                           (2,318,037)          2,877,230          (1,747,772)
                                                            ---------------     ---------------    ----------------
         Net cash provided by operating activities                2,822,277           5,005,328           1,644,223
                                                            ---------------     ---------------    ----------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of securities:
         Held to maturity                                        (3,000,000)         (9,985,250)        (11,058,569)
         Available for sale                                                         (10,328,058)
     Proceeds from sales of securities
      available for sale                                         19,694,057                              15,044,654
     Proceeds from calls, maturities and
       principal repayments of securities:
         Held to maturity                                        30,564,980          24,904,970          31,105,885
         Available for sale                                       8,176,867          17,023,352          21,032,128
     Purchase of loans                                           (5,361,061)         (9,939,262)        (17,809,752)
     Net change in loans originated                             (36,259,300)        (11,115,323)        (21,910,644)
     Proceeds from sales of real estate owned
       and premises and equipment                                    11,718             254,238              53,826

--------------------------------------------------------------------------------

                                  (Continued)

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                      STATEMENTS OF CASH FLOWS (CONTINUED)
                  Years ended September 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES  (Continued)
                                                                  1997                  1996               1995
                                                                  ----                  ----               ----

     Purchase of Federal Home Loan Bank stock                                           (13,300)           (997,100)
     Redemption of Federal Home Loan Bank stock                                                             997,100
     Purchases of premises and equipment                           (334,434)           (241,580)           (938,068)
     Sales of mortgage servicing rights                             285,608
     Purchases and originations of mortgage
       servicing rights                                            (648,478)         (1,217,191)         (2,370,068)
                                                            ---------------     ---------------    ----------------
         Net cash used in investing activities                   13,129,957            (657,404)         (1,895,262)
                                                            ---------------     ---------------    ----------------


CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposit accounts                              (1,003,709)         (5,844,582)          5,229,893
     Proceeds from borrowed funds                                34,300,000         340,447,000         467,096,000
     Repayments of borrowed funds                               (46,393,412)       (338,765,098)       (473,692,357)
     Net increase in escrow accounts                                188,689             156,847               9,481
     Payment of dividends on common stock                        (1,025,850)           (643,329)           (608,554)
                                                            ---------------     ---------------    ----------------
         Net cash used in financing activities                  (13,934,282)         (4,649,162)         (1,965,537)
                                                            ---------------     ---------------    ----------------

Net change in cash and cash equivalents                           2,017,952            (301,238)         (2,216,576)

Cash and cash equivalents at beginning of year                    4,020,625           4,321,863           6,538,439
                                                            ---------------     ---------------    ----------------

Cash and cash equivalents at end of year                    $     6,038,577     $     4,020,625    $      4,321,863
                                                            ===============     ===============    ================

Supplemental disclosures of cash flow information
     Cash paid during the year
         Interest on deposits and borrowings                $    20,260,423     $    21,327,472    $     21,378,053
         Income taxes                                             1,440,000           1,194,000             986,000

--------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                                                                              8.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies of The Trumbull Savings and Loan Company conform to generally accepted accounting principles and prevailing practices within the savings and loan industry. A summary of the more significant accounting policies follow:

NATURE OF OPERATIONS: The Company is engaged primarily in the business of accepting consumer savings deposits and making residential real estate loans, with operations conducted through its main office located in Warren, Ohio and six branches located in Trumbull and Jefferson counties. The Company has established loan production offices to service Summit, Cuyahoga, Geauga and other surrounding counties. The majority of the Company's income is derived from investment and lending activities.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions affecting the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas involving use of management's estimates and assumptions include allowance for loan losses, realization of deferred tax assets, determination and carrying value of impaired loans, value of certain investment securities and loans held for sale, accrued liability for deferred compensation, recognition and measurement of loan servicing rights, loss contingencies, depreciation of premises and equipment and carrying value and amortization of intangibles. Estimates that are more susceptible to change in the near term include the allowance for loan losses, the fair value of certain securities and loans and the recognition and measurement of loan servicing rights.

CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing demand deposits in financial institutions, federal funds sold and overnight deposits. The Company reports net cash flows for customer loan transactions, deposit transactions and interest-bearing time deposits with banks and FHLB overnight advances.

SECURITIES: The Company classifies debt and marketable equity securities as held to maturity, trading or available for sale. Securities classified as held to maturity are those management has the positive intent and ability to hold to maturity. Securities held to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized into income on the interest method. Securities classified as trading are recorded at fair value with unrealized gains and losses charged to income. Management has not classified any securities as trading as of September 30, 1997. Securities classified as available for sale are those management intends to sell or could be sold for liquidity, investment management, or similar reasons, even if there is not a present intention for such a sale.
--------------------------------------------------------------------------------

                                  (Continued)

                                                                              9.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities available for sale are carried at fair value with unrealized gains and losses included as a separate component of stockholders' equity, net of tax. Gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

To provide additional flexibility to meet liquidity and asset-liability management needs, the Company reclassified certain investment securities from held-to-maturity to available-for-sale. The securities, with an amortized cost of $50,588,734, were transferred on December 31, 1995, as allowed by the Statement of Financial Accounting Standards (SFAS) No. 115 implementation guide issued by the Financial Accounting Standards Board in November 1995.

LOANS HELD FOR SALE: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

ALLOWANCE FOR LOSSES ON LOANS: In May 1993, the Financial Accounting Standards Board issued SFAS 114, Accounting by Creditors for Impairment of a Loan, which was amended by SFAS 118, Accounting by a Creditor for Impairment of a Loan - Income Recognition and Disclosures, issued in October 1994. The Company adopted the provisions of SFAS 114 and 118 effective October 1, 1995.

Under SFAS 114 and 118, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Since the Company's loans are primarily collateral-dependent, measurement of impairment is based on the fair value of the collateral. Large groups of homogeneous loans such as credit card consumer loans and residential mortgages are collectively evaluated for impairment. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries) based on the Company's evaluation of impairment of its loans.

The adequacy of the allowance for loan losses is periodically evaluated by the Company based upon the overall portfolio composition and general market conditions. While management uses what it believes to be the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions change substantially from assumptions used in making evaluations. Future adjustments to the allowance may also be required by regulatory examiners based on their judgments about information available to them at the time of their examination.


--------------------------------------------------------------------------------

                                  (Continued)

                                                                             10.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Uncollectible interest on loans that are contractually over 90 days past due is charged-off, or an allowance is established. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash is received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Premises are depreciated using the straight-line method over a 10 to 20 year period. Equipment is depreciated using the straight-line method, with lives ranging primarily from 5 to 15 years. Maintenance and repairs are expensed and major improvements are capitalized.

REAL ESTATE OWNED: Real estate owned, other than that used in the normal course of business, is initially recorded at fair market value less estimated costs to sell. Any reduction to fair market value at the time of acquisition is accounted for as a loan loss. Additional provisions for losses are made when the realizable value of the property is determined to be less than the recorded value. Also, gains or losses are recorded when the property is sold and are reflected in the Statement of Income.

LOAN SERVICING RIGHTS: The cost of loan servicing rights acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. The cost of loan servicing rights purchased and the amortization thereon is periodically evaluated in relation to estimated future net servicing revenues. The Company evaluates the carrying value of the servicing portfolio by estimating the future net servicing income of the portfolio based on management's best estimate of remaining loan lives.

Effective October 1, 1996, the company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires lenders who sell or securitize originated loans and retain the servicing rights to recognize as separate assets the rights to service mortgage loans for others. SFAS No. 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. For purposes of measuring impairment, management stratifies loans by loan type.

INTEREST ON LOANS: Interest on loans is accrued primarily over their term based on the scheduled loan amortization, except where a mortgage loan is delinquent more than 90 days. Fees and costs associated with originating loans are deferred and amortized over the life of the loans as a yield adjustment. The net amount of fees and costs deferred for mortgage and consumer loans is reported as part of loans.
--------------------------------------------------------------------------------

                                  (Continued)

                                                                             11.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES: The Company follows the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as "temporary differences."

PENSION PLAN: The Company has a noncontributory defined benefit retirement plan covering substantially all of its employees. The Company's policy is to fund normal annual costs currently. The plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer, nor are the plan assets so segregated. The Company contributed approximately $71,000 in 1997, $79,000 in 1996 and $10,000 in 1995.

The Company has a 401(k) defined contribution plan covering substantially all employees. Participants are allowed to make voluntary contributions up to 15% of individual compensation and the Company matches 50% of those contributions up to 6%. The expense related to this plan was $76,000, $70,000 and $63,900 for the years ended September 30, 1997, 1996 and 1995, respectively.

CONCENTRATION OF CREDIT RISK: The Company grants residential, commercial real estate, and consumer loans to customers located primarily in Trumbull County. First mortgage loans comprise approximately 79% of the loan portfolio and the remaining 21% consists of consumer loans.

The Company, in the normal course of business, makes commitments to originate loans which are not reflected in the financial statements. A summary of these commitments is disclosed in Note 14.

RECLASSIFICATION: Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             12.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------
NOTE 2 - SECURITIES

The amortized cost and estimated fair value of securities are as follows:

                                                                    Gross            Gross              Estimated
                                               Amortized         Unrealized       Unrealized              Fair
                                                 Cost               Gains           Losses                Value
                                              ----------         ----------       ----------            ---------
AVAILABLE-FOR-SALE SECURITIES:
     September 30, 1997:
        Mortgage-backed
          securities                      $      25,074,089    $   237,634    $        116,979    $      25,194,744
                                          =================    ===========    ================    =================

     September 30, 1996:
        Mortgage-backed
          securities                      $      53,969,164    $   292,851    $        697,890    $      53,564,125
                                          =================    ===========    ================    =================

HELD-TO-MATURITY SECURITIES:
     September 30, 1997:
        U.S. Treasury and
          government agency
          securities                      $       7,988,000    $     7,615    $         35,940    $       7,959,675
        Mortgage-backed
          securities                            162,530,386        394,760           1,676,400          161,248,746
                                          -----------------    -----------    ----------------    -----------------

                                          $     170,518,386    $   402,375    $      1,712,340    $     169,208,421
                                          =================    ===========    ================    =================

     September 30, 1996:
        U.S. Treasury and
          government agency
          securities                      $       9,986,500    $    10,000    $        184,022    $       9,812,478
        Mortgage-backed
          securities                            187,755,314        331,030           4,457,109          183,629,235
                                          -----------------    -----------    ----------------    -----------------

                                          $     197,741,814    $   341,030    $      4,641,131    $     193,441,713
                                          =================    ===========    ================    =================

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             13.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

The scheduled maturities of securities held-to-maturity and securities available-for-sale at September 30, 1997 were as follows:

                                             Held-to-maturity securities           Available-for-sale securities
                                             ---------------------------           -----------------------------
                                                               Estimated                               Estimated
                                           Amortized             Fair             Amortized              Fair
                                             Cost                Value              Cost                 Value
                                             ----                -----              ----                 -----

Due from one to five years            $     62,068,477     $     61,237,445     $    10,509,530    $     10,424,974
Due from five to ten years                  19,611,833           19,499,480
Due after ten years                         88,838,076           88,471,496          14,564,559          14,769,770
                                      ----------------     ----------------     ---------------    ----------------

                                      $    170,518,386     $    169,208,421     $    25,074,089    $     25,194,744
                                      ================     ================     ===============    ================


For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of the underlying mortgage pools. The mortgage-backed securities may mature earlier than the weighted-average contractual maturities because of principal prepayments.

Proceeds from sale of investments in debt securities available for sale during 1997 and 1995 were $19,694,057 and $15,044,654, respectively. Gross gains of $16,892 and $203,967 and gross losses of $96,702 and $1,576 were realized on sales in 1997 and 1995, respectively. There were no sales of securities available for sale during 1996.

At September 30, 1997, $4,895,333 of securities were pledged to secure public deposits.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             14.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------


NOTE 3 - LOANS RECEIVABLE

The composition of the loan portfolio at September 30, 1997 and 1996 consisted of the following:

                                                                           1997                 1996
                                                                           ----                 ----

Residential real estate                                              $    196,133,432    $     157,485,914
Commercial real estate                                                      8,892,022            9,696,177
Real estate construction                                                    2,919,543            1,684,254
Consumer                                                                   55,054,295           52,786,692
                                                                     ----------------    -----------------
                                                                          262,999,292          221,653,037
                                                                     ----------------    -----------------

Undistributed portion of loans in process                                    (821,132)          (1,312,348)
Net deferred loan origination costs                                         1,143,600              974,286
Allowance for loan losses                                                  (1,459,408)          (1,506,000)
                                                                     ----------------    -----------------

                                                                     $    261,862,352    $     219,808,975
                                                                     ================    =================

Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                                   1997              1996               1995
                                                                   ----              ----               ----

Balance at beginning of year                                $     1,506,000     $     1,587,000    $      1,567,000
Provision charged to income                                         140,742              60,010              59,661
Charge-offs, net                                                   (187,334)           (141,010)            (39,661)
                                                            ---------------     ---------------    ----------------

Balance at end of year                                      $     1,459,408     $     1,506,000    $      1,587,000
                                                            ===============     ===============    ================

Nonaccrual loans for which recognition of interest income has been discontinued totaled approximately $1,100,000, $221,000 and $733,000 at September 30, 1997,
1996 and 1995, respectively. In addition, the Company had no impaired loans included in total real estate or total consumer loans at or during the years ended September 30, 1997, 1996 and 1995.


--------------------------------------------------------------------------------

                                  (Continued)

                                                                             15.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment consists of the following at September 30:

                                                                               1997             1996
                                                                               ----             ----

Land                                                                     $    1,131,537     $   1,131,537
Office buildings and improvements                                             5,362,090         5,332,445
Land improvements                                                               234,619           234,619
Furniture, fixtures, and equipment                                            3,075,896         2,794,172
                                                                         --------------     -------------
                Total                                                         9,804,142         9,492,773
Accumulated depreciation                                                      4,904,743         4,371,750
                                                                         --------------     -------------

                                                                         $    4,899,399     $   5,121,023
                                                                         ==============     =============

Obligations under noncancelable operating leases on certain office facilities expire in the year 2003. At September 30, 1997, the total future minimum rental commitments under the leases are summarized as follows:

                                          1998                     $      82,111
                                          1999                            83,236
                                          2000                            64,925
                                          2001                            51,240
                                          2002                            51,240
                                       Thereafter                         64,050
                                                                   -------------
                                                                   $     396,802
                                                                   =============

The total rent expense charged to operations during 1997 amounted to $69,533, and $51,240 during both 1996 and 1995.

NOTE 5 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balance of mortgage loans serviced for others was approximately $338,237,000 and $351,033,000 at September 30, 1997 and 1996.

Custodial account balances, included in demand deposits, maintained in connection with the foregoing loan servicing were approximately $3,715,000 and $4,315,000 at September 30, 1997 and 1996.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             16.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 5 - LOAN SERVICING (Continued)

Following is an analysis of the activity in the cost of purchased loan servicing rights for the years ended September 30:

                                                                      1997                1996
                                                                      ----                ----

Balance at beginning of year                                    $    3,844,136     $    3,239,488
Additions                                                              541,327          1,217,191
Sales                                                                 (219,214)
Amortization                                                          (655,068)          (612,543)
Less:  Valuation Allowance                                             (18,000)
                                                                --------------     --------------

                                                                $    3,493,181     $    3,844,136
                                                                ==============     ==============

The Company did not have a valuation allowance associated with loan servicing rights at any time during 1995.

Following is an analysis of the changes in loan servicing rights originated for the year ended September 30:

                                                                      1997
                                                                      ----
Additions                                                       $      107,151
Amortization                                                            (1,877)
                                                                --------------
                                                                $      105,274
                                                                ==============

During 1997, the Company sold servicing rights in the amount of $219,214 with a resulting gain on the sale of $66,394.

NOTE 6 - DEPOSITS

The aggregate amount of deposits with a minimum denomination of $100,000 was approximately $17,363,000 and $23,548,000 at September 30, 1997 and 1996.

At September 30, 1997, scheduled maturities of certificates of deposit were as follows:

1998                                                          $    141,986,493
1999                                                                66,462,896
2000                                                                18,031,770
2001                                                                 3,725,382
2002                                                                 4,980,705
                                                              ----------------
                                                              $    235,187,246
                                                              ================

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             17.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 7 - BORROWED FUNDS

Borrowed funds as of September 30 are summarized as follows:

                                                                          1997                1996
                                                                          ----                ----

Advances from Federal Home Loan Bank                                 $    48,473,553    $     80,366,966
Borrowings under reverse repurchase
  agreements                                                              19,800,000
                                                                     ---------------    ----------------
                                                                     $    68,273,553    $     80,366,966
                                                                     ===============    ================

Additional information on borrowed funds is as follows as of September 30:

                                                                     Fixed Rate
                              ----------------------------------------------------------------------------------
                                   Maturity                   Interest
                                     Date                       Rate               1997                 1996
                                     ----                       ----               ----                 ----

Demand note                   October 1, 1997                   6.50%        $     29,500,000
Term note                     October 18, 1999                  5.42                9,800,000
Term note                     November 4, 1999                  5.21               10,000,000
Demand note                   October 1, 1996                   6.03                             $    28,200,000
Term note                     October 18, 1996                  5.40                                  20,000,000
Amortizing debt               March 1, 2002                     6.70                  244,300            329,521
Amortizing debt               May 1, 2002                       6.95                1,872,866          2,552,668
Amortizing debt               March 1, 2007                     6.85                1,856,387          2,284,777
                                                                             ----------------    ---------------
                                                                                   53,273,553         53,366,966
                                                                             ----------------    ---------------

                                                                    Variable Rate
                              ----------------------------------------------------------------------------------
                                   Maturity                   Interest
                                     Date                       Rate               1997                 1996
                                     ----                       ----               ----                 ----

Term note                     February 24, 1997                 5.39                                  12,000,000
Term note                     May 24, 1999                      5.61               15,000,000         15,000,000
                                                                             ----------------    ---------------
                                                                                   15,000,000         27,000,000
                                                                             ----------------    ---------------
                                                            Total            $     68,273,553    $    80,366,966
                                                                             ================    ===============

At September 30, 1997, $72,711,000 of qualifying one- to four-family residential loans and mortgage-backed securities were pledged to collateralize advances from the Federal Home Loan Bank.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             18.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 7 - BORROWED FUNDS (Continued)

Mortgage-backed securities sold under reverse repurchase agreements were delivered to the broker-dealers who arranged the transactions. The broker-dealers may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations and agreed to resell to the Company substantially identical securities at the maturities of the agreements. At September 30, 1997, there were mortgage-backed securities underlying the agreements with a book value of $20,639,496 and an estimated fair value of $20,225,938. At September 30, 1996, the Company was not a party to such agreements.

Information concerning securities sold under agreements to repurchase during the year is summarized below:

                                                                            1997                1996
                                                                            ----                ----

Average balance during the year                                        $    18,415,300    $      8,436,389
Average interest rate during the year                                             5.32%               5.32%
Maximum month-end balance during the year                              $    19,800,000    $     23,887,000


NOTE 8 - FEDERAL INCOME TAXES

The provision for income taxes for the year ended September 30 consists of the following components:

                                                                   1997                 1996             1995
                                                                   ----                 ----             ----

Current federal income tax expense                          $       809,743     $     1,212,182    $        966,361
Deferred federal income tax expense/
  (benefit)                                                         934,257            (775,182)            156,639
                                                            ---------------     ---------------    ----------------
                                                            $     1,744,000     $       437,000    $      1,123,000
                                                            ===============     ===============    ================

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             19.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 8 - FEDERAL INCOME TAXES (Continued)

The sources of gross deferred tax assets and gross deferred tax liabilities at September 30 are as follows:


                                                                           1997                1996
                                                                           ----                ----
Items giving rise to deferred tax assets
Unrealized loss on investment securities                              $      105,930    $       349,513
FDIC Assessment                                                                                 840,058
Intangible asset amorization                                                 341,979            333,172
Deferred compensation                                                         98,600             86,360
Purchased mortgage servicing amoritization                                    97,912             69,881
Self insurance accrual                                                        17,193             11,341
Employee annuity                                                              11,516             12,321
Prepaid interest                                                              10,673             12,699
Other                                                                            313              5,564
                                                                      --------------    ---------------
                                                                             684,116          1,720,909
                                                                      --------------    ---------------

Items giving rise to deferred tax liabilities
FHLB stock dividends                                                        (653,123)          (544,561)
Depreciation                                                                 (78,085)          (100,644)
Change in accounting method                                                  (38,704)           (77,407)
Deferred loan costs                                                         (385,879)          (331,752)
Allowance for loan losses in excess of book
   reserves                                                                 (148,053)          (131,485)
Market value adjustments                                                      (7,686)           (20,209)
Originated mortgage servicing                                                (35,793)
Other                                                                           (934)            (1,152)
                                                                      --------------    ---------------
                                                                          (1,348,257)        (1,207,210)

Net deferred tax asset/(liability)                                    $     (664,141)   $       513,699
                                                                      ==============    ===============

A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established at September 30, 1997 and 1996.

The difference between the financial statement provision and amounts computed by using the statutory rate is immaterial for fiscal 1997, 1996 and 1995.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             20.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 9 - FDIC ASSESSMENT

The Company was affected by the undercapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). On September 30, 1996, the President of the United States signed legislation which required federally insured institutions such as the Company to pay a one-time assessment of $0.657 per $100 of deposits held by the institution at March 31, 1995 to bring the SAIF to the required 1.25% reserve level.

The Company had an assessment base of deposits of $376,067,000 at March 31, 1995. The one-time assessment required the Company to record an additional liability of $2,470,000 during 1996, which reduced net income by approximately $1,630,000 after applicable income taxes.


NOTE 10 - RESTRICTIONS ON CASH AND RETAINED EARNINGS

Federal regulations require institutions to set aside specified amounts of cash as reserves against transaction and time deposits. These reserves may be held as vault cash, in a non-interest bearing account with a district Federal Reserve Bank or FHLB, or as deposits with correspondent banks. At September 30, 1997, the Company was required to and maintained reserves of $1,038,000 in vault cash and in deposits with the Federal Reserve Bank of Cleveland.

Retained earnings at September 30, 1997 and 1996 include approximately $6,126,000 for which no deferred federal income tax liability has been recorded. This amount represents an allocation of income to bad-debt deductions for tax purposes alone. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments from carryback of net operating losses would create income for tax purposes only, which would be subject to current tax. The unrecorded deferred tax liability on the above amounts at September 30, 1997 and 1996 was approximately $2,083,000.

By regulation, banks are limited in the amount of retained earnings available for the payment of dividends. These limitations generally restrict dividend payments to current and prior two years earnings. In addition, banks are precluded from paying dividends that would reduce regulatory capital below established minimums. As of September 30, 1997, the Corporation was not precluded from making normal dividend payments under the more restrictive of the two limitations.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             21.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------


NOTE 11 - REGULATORY MATTERS

During 1997, the Company changed its charter from a state chartered savings and loan regulated by the Office of Thrift Supervision and the Ohio Division of Financial Institutions to a state chartered savings bank regulated by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective December 19, 1991. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions and new regulations concerning internal controls, accounting and operations.

The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." At September 30, 1997 and 1996, the Company was in compliance with regulatory capital requirements and is considered "well capitalized."

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             22.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------



NOTE 11 - REGULATORY MATTERS (Continued)

At September 30, 1997:

                                                                                               To be Well
                                                                                             Capitalized for
                                                               Minimum for Capital          Prompt Corrective
                                          Actual                Adequacy Purposes           Action Provisions
                                          ------                -----------------           -----------------
                                      Amount        Ratio       Amount        Ratio         Amount       Ratio
                                      ------        -----       ------        -----         ------       -----
Shareholders' equity and
  ratio to total assets        $     36,638,900    7.60%
                                                   ====
Unrealized losses on
  certain available-for-sale
  securities                            208,287
Intangible assets                      (729,782)
Nonqualifying purchased
  mortgage servicing rights            (345,630)
                               ----------------

Tier 1 (Core) capital, and
  ratio to adjusted
  Total Average Assets         $     35,771,775    7.34%    $   14,621,820     3.00%   $   24,369,700     5.00%
                               ================  ======     ==============  =======    ==============   ======

Tier 1 capital, and ratio to
  Risk-Weighted Assets         $     35,771,775   15.70%    $    9,115,560     4.00%   $   13,673,340     6.00%
                                                 ======     ==============  =======    ==============   ======

General allowance for loan
  losses                              1,459,408
                               ----------------
Total Risk-based capital and
  ratio to Risk-Weighted
  Assets                       $     37,231,183   16.34%    $   18,231,120     8.00%   $   22,788,900    10.00%
                               ================  ======     ==============  =======    ==============   ======

Total Assets                   $    482,358,918
                               ================

Adjusted Total Average
  Assets                       $    487,394,000
                               ================

Risk-Weighted Assets           $    227,889,000
                               ================

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             23.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 11 - REGULATORY MATTERS (Continued)

At September 30, 1996:

                                                                                               To be Well
                                                                                             Capitalized for
                                                               Minimum for Capital          Prompt Corrective
                                          Actual                Adequacy Purposes           Action Provisions
                                      -------------------       -----------------           -----------------
                                      Amount        Ratio       Amount        Ratio         Amount       Ratio
                                      ------        -----       ------        -----         ------       -----
Shareholders' equity and
  ratio to total assets        $     33,828,959    6.85%
                                                   ====
Unrealized losses on
  certain available-for-sale
  securities                            679,282
Intangible assets                      (913,975)
Nonqualifying purchased
  mortgage servicing rights            (430,458)
                               ----------------

Tangible capital and ratio
  to adjusted total assets     $     33,163,808    6.72%    $    7,400,715     1.50%
                               ================  ======     ==============  =======

Tier 1 (Core) capital, and
  ratio to adjusted
  Total Average Assets         $     33,163,808    6.72%    $   14,801,431     3.00%   $   24,669,052     5.00%
                               ================  ======     ==============  =======    ==============   ======

Tier 1 capital, and ratio to
  Risk-Weighted Assets         $     33,163,808   16.05%                               $   12,395,400     6.00%
                                                 ======                                ==============   ======

General allowance for loan
  losses                              1,461,977
                               ----------------
Total Risk-based capital and
  ratio to Risk-Weighted
  Assets                       $     34,625,785   16.76%    $   16,527,200     8.00%   $   20,659,000    10.00%
                               ================  ======     ==============  =======    ==============   ======

Total Assets                   $    493,697,483
                               ================

Adjusted Total Average
  Assets                       $    493,381,031
                               ================

Risk-Weighted Assets           $    206,590,000
                               ================

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             24.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 12 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company makes loans to its directors and executive officers. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. The following is a summary of the related party loan transactions for the years ended September 30:

                                                                                1997             1996
                                                                                ----             ----

Principal balance at beginning of year                                   $    1,007,717     $    1,059,364
New loans                                                                       241,000            142,000
Repayments                                                                     (174,619)          (193,647)
                                                                         --------------     --------------

Principal balance at end of year                                         $    1,074,098     $    1,007,717
                                                                         ==============     ==============

At September 30, 1997, related parties had unused lines of credit of $20,505.


NOTE 13 - FINANCIAL INSTRUMENTS

The Company can be party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to make and sell loans, commitments under credit card arrangements, and letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make or sell loans, letters of credit or financial guarantees written is represented by the contractual amount of those instruments. The Company follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             25.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 13 - FINANCIAL INSTRUMENTS (Continued)

                                             September 30, 1997                        September 30, 1996
                                    -------------------------------------    ----------------------------
                                         Carrying             Estimated            Carrying             Estimated
                                          Amounts            Fair Value             Amounts            Fair Value
                                          -------            ----------             -------            ----------
Financial assets
     Cash and cash
       equivalents                  $      6,038,577    $       6,039,000    $       4,020,625    $       4,021,000
     Investment securities:
      Available for sale                  25,194,744           25,195,000           53,564,125           53,564,000
      Held to maturity                   170,518,386          169,208,000          197,741,814          193,442,000
     Loans held for sale                     918,493              926,000              295,800              297,000
     Loans receivable, net               261,862,352          266,238,000          219,808,975          221,022,000
     Federal Home Loan
       Bank stock                          4,687,800            4,688,000            4,368,500            4,369,000
     Accrued interest
       receivable                          2,634,105            2,634,000            2,723,505            2,724,000
     Cost of loan servicing
       receivables                         3,598,455            3,614,000            3,844,136            4,302,000

Financial liabilities
     Deposits                           (372,822,730)        (373,697,000)        (379,926,639)        (373,968,000)
     Borrowed funds                      (68,273,553)         (68,300,000)         (80,366,966)         (80,229,000)
     Accrued interest payable               (670,149)            (670,000)            (325,666)            (326,000)

The carrying amounts of cash and cash equivalents approximate their fair value. The fair values for securities are based on quoted market prices. Fair values for mortgage loans, credit card loans and other consumer loans are approximated by discounting cash flows utilizing estimated market interest rates. Loans which are held for sale have fair values based on quoted market prices. The fair value for Federal Home Loan Bank stock and accrued interest receivable and payable is approximated by their carrying value. The fair value of the cost of loan servicing receivables is established using discounted cash flows.

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (their carrying value). The carrying amounts of variable-rate, fixed-term certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The fair values of the Company's borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             26.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 13 - FINANCIAL INSTRUMENTS (Continued)

The fair value of commitments, credit card arrangements and letters of credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparty's credit standing. At September 30, 1997 and 1996, the fair value of off-balance sheet-assets and liabilities is not significant.

Other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures. These would include, among others, such items as property and equipment, financing leases, and the intangible value of the Company's customer base and profit potential.


NOTE 14 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Company is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management and counsel, the outcome of these legal actions will not have a material adverse affect on the financial condition of the Company.

The notional amount of the Company's financial instruments with off-balance-sheet risk at September 30, 1997 was:

                                                                                Asset/
                                                                              (Liability)
                                                                              -----------
Commitments to extend credit
                      Fixed rate, 7.125% to 9.250%                      $     (6,580,486)
                      Variable rate                                           (1,629,800)
Commitments to sell loans                                                        656,000
Credit card arrangements                                                      (3,878,670)
Consumer letters of credit                                                    (8,736,507)

--------------------------------------------------------------------------------

                                  (Continued)

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995

--------------------------------------------------------------------------------

NOTE 15 - BRANCH ACQUISITION

The intangible assets and deposit valuation adjustment arising from a prior acquisition and included in other assets and deposits in the accompanying Statements of Financial Condition are summarized as follows at September 30, net of accumulated amortization:

                                                                           1997                1996
                                                                           ----                ----

                         Core deposit intangibles                     $      515,042    $       663,231
                         Goodwill                                            214,740            250,744
                                                                      --------------    ---------------

                         Total intangible assets                      $      729,782    $       913,975
                                                                      ==============    ===============

                         Deposit valuation adjustment                 $       86,800    $       179,474
                                                                      ==============    ===============

The core deposit intangible is being amortized on an accelerated method over 10 years and goodwill is being amortized on a straight-line basis over 10 years. The deposit valuation adjustment is being accreted on an accelerated basis over 8 years and included in deposit interest expense.


NOTE 16 - SUBSEQUENT EVENT, HOLDING COMPANY FORMATION

On August 20, 1997, shareholders of the Company approved the formation of a thrift holding company. The formation of the holding company, Trumbull Financial Corporation, represents an internal reorganization whereby each shareholder of the Company receives one share of Trumbull Financial Corporation common stock for each share of Company common stock owned. The transaction is expected to close in December of 1997 and is being accounted for similar to a pooling of interests, whereby the historical carrying values of the assets and liabilities of the Company are carried forward to the consolidated financial statements of Trumbull Financial Corporation.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             28.

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



WE CONSENT TO THE INCORPORATION IN THIS FORM 8-K OF SECOND BANCORP, INCORPORATED OF OUR REPORT DATED OCTOBER 31, 1997 ON THE FINANCIAL STATEMENTS OF THE TRUMBULL SAVINGS AND LOAN COMPANY AS OF SEPTEMBER 30, 1997 AND 1996 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED SEPTEMBER 30, 1997.





                                                   CROWE, CHIZEK AND COMPANY LLP

CLEVELAND, OHIO
JUNE 25, 1998

--------------------------------------------------------------------------------

                                                                             29.

--------------------------------------------------------------------------------

                              BUSINESS OF TRUMBULL
GENERAL

         Headquartered in Warren, Ohio, Trumbull is a unitary savings and loan holding company registered with the Office of Thrift Supervision of the United States Department of the Treasury ("OTS"). Trumbull was organized under Ohio law on July 17, 1997 for the purpose of serving as the holding company for Trumbull Savings. The holding company reorganization of Trumbull Savings was approved by shareholders at an August 20, 1997 special meeting and completed on January 15, 1998. As a result of the holding company reorganization of Trumbull Savings, shareholders of Trumbull Savings became shareholders of Trumbull and Trumbull Savings became a wholly owned subsidiary of Trumbull. The principal asset of Trumbull is the common stock of Trumbull Savings. Trumbull has no significant business operations independent of Trumbull Savings.

         The Second National Bank of Warren, a commercial bank and wholly owned subsidiary of Second Bancorp, provided financing in the form of a $65,000 line of credit to Trumbull in order for Trumbull to finance the costs and expenses associated with the holding company reorganization. The line of credit was retired promptly following completion of the holding company reorganization. The line of credit was extended on arm's-length terms and in the ordinary course of business by The Second National Bank of Warren.

         Organized as an Ohio-chartered savings and loan association in February of 1889 under the name, "The Trumbull Building and Loan Association," Trumbull Savings' name was changed to "The Trumbull Savings and Loan Company" in 1900. With shareholder approval, Trumbull Savings converted from a savings and loan association charter to a savings bank charter under Ohio law effective June 11, 1997. Prior to the charter conversion, Trumbull Savings' principal federal regulator was the OTS. As a result of the conversion, Trumbull Savings' principal federal regulator is the Federal Deposit Insurance Corporation (the "FDIC"). Trumbull Savings is also subject to regulation by the Division of Financial Institutions of the Ohio Department of Commerce (the "Division").

         Through its subsidiary Trumbull Savings, Trumbull is engaged principally in the business of making first mortgage loans to finance the purchase, construction or improvement of one- to four-family residential real estate or other real property located in its primary market areas. Loan funds are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, loan repayments, advances from the Federal Home Loan Bank of Cincinnati (the "FHLB of Cincinnati") and other borrowings. Interest earned on such loans is the primary source of revenue of Trumbull Savings. In addition to originating and purchasing loans, Trumbull Savings invests in U.S. Government and agency obligations and mortgage-backed securities.

         Trumbull Savings conducts its principal business activities through its main office and four branch offices in Trumbull County, Ohio, and two branch offices in Jefferson County, Ohio. Trumbull Savings also recently obtained regulatory approval to establish a new branch facility in Twinsburg in Summit County, Ohio, which is expected to open for business by the end of the fourth quarter of 1998. In addition to its branch offices, Trumbull Savings also has a loan production office in Solon, Ohio.

--------------------------------------------------------------------------------

                                                                             30.

--------------------------------------------------------------------------------

         As a savings and loan holding company, Trumbull is subject to regulation, examination, and supervision by the OTS and by the Division. As a savings bank incorporated under the laws of the State of Ohio, Trumbull Savings is subject to regulation, supervision and examination by the FDIC and the Division. Trumbull Savings is also a member of the FHLB of Cincinnati. See "SUPERVISION AND REGULATION."

LENDING ACTIVITIES

         General. The principal lending activity of Trumbull Savings is the origination of conventional fixed-rate and adjustable-rate mortgage loans for the acquisition or construction of one- to four-family residences located in the primary markets of Trumbull Savings. Trumbull Savings is also approved to originate mortgage loans insured by the Federal Housing Administration and guaranteed by the Veterans Administration, but has only originated a few loans, substantially all of which have been sold in the secondary market with servicing released. Trumbull's secondary lending activities are the origination of consumer loans (secured and unsecured), including automobile, home improvement, credit card and home equity line of credit loans, as well as small business loans, including lines of credit and term loans. In addition to single family residential real estate lending and consumer lending, and to a much lesser extent, Trumbull also originates loans secured by multi-family properties, including mortgage loans on condominiums and apartment buildings, and by nonresidential properties, including retail, office and other types of business facilities. Trumbull Savings' total loans at March 31, 1998 totaled approximately $316.9 million which represented approximately 60% of total assets.

         Loan Portfolio Composition. The following table sets forth certain information concerning the composition of the loan portfolio of Trumbull Savings at the dates indicated.

                                 Six Month
                                Period Ended                              Years ended September
                                              ----------------------------------------------------------------
                               March 31, 1998     1997         1996         1995        1994         1993
                               -------------------------------------------------------------------------------
Real Estate Loans:
     Residential                 $235,356,756 $196,133,432 $157,485,914 $147,472,355 $118,189,384 $114,662,066
     Commercial                     7,094,989    8,892,022    9,696,177   10,689,222  11,061,659    10,510,693
     Construction                   4,623,167    2,919,543    1,684,254      905,560   1,208,400        62,000
Consumer                           61,108,872   55,054,295   52,786,692   40,919,638  31,179,005    25,269,976
Loans held-for-sale                11,018,943      918,493       25,800      801,440     917,850     4,092,800
                               -------------------------------------------------------------------------------
     subtotal                     319,202,727  263,917,785  221,678,837  200,788,215 162,556,298   154,597,535
                               -------------------------------------------------------------------------------

Undistributed portion of           -2,157,411     -821,132   -1,312,348     -587,073  -1,973,560    -1,398,607
loans in process
Net deferred loan origination       1,234,559    1,143,600      974,286      723,483     285,965      -138,339
costs
Allowance for loan losses          -1,428,945   -1,459,408   -1,506,000   -1,587,000  -1,567,000    -1,522,744
                               -------------------------------------------------------------------------------

Balance End of Period            $316,850,930 $262,780,845 $219,834,775 $199,337,625 $159,301,703 $151,537,845
                               ===============================================================================

         Real Estate Loans -- Residential. The primary lending activity of Trumbull Savings is the origination of conventional loans for the acquisition or construction of one- to four-family residential properties located within the primary markets of Trumbull Savings. Each of such loans is secured by a mortgage or deed of trust on the underlying real estate and improvements thereon.

         FDIC regulations and Ohio law limit the amount Trumbull Savings may lend in relationship to the appraised value of the real estate and improvements thereon at the time of loan origination. In accordance with such regulations, Trumbull Savings makes loans on single-family residences up to 97% of the value of the real estate improvements (the "Loan-to-Value Ratio" or "LTV"). Although Trumbull Savings makes loans in excess of a 95%
--------------------------------------------------------------------------------

                                                                             31.

--------------------------------------------------------------------------------

LTV, most of such loans are insured by a third party to reduce exposure to a 80% LTV or less. Generally, Trumbull Savings requires private mortgage insurance and/or charges premium interest rates for loans over 80% LTV. See "Non-accrual, past due and restructured loans - Potential problem loans."

         Trumbull Savings offers fixed-rate loans and adjustable-rate mortgage loans ("ARMs") with initial interest rate adjustment periods generally of one year, three years, five years or seven years. The new rate of interest at each adjustment date is determined by adding a stated margin to an index identified at the time the loan is originated: the longer the period before adjustment, the higher the rate of interest to compensate Trumbull Savings for the increased exposure to risk resulting from interest-rate fluctuations during the fixed-rate period. The maximum adjustment at each adjustment date for one-year ARMs is usually 2%, with a maximum adjustment of 6% over the life of the loan.

         Residential mortgage loans offered by Trumbull Savings are usually for terms of 10 to 30 years. Due to the long-term nature of an investment in mortgage loans, such loans could have an adverse effect upon the net interest margin of a lender if such loans do not reprice as quickly as the lender's cost of funds. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TRUMBULL." Experience during recent years demonstrates that, as a result of prepayments in connection with refinancing and sales of the underlying properties, residential loans generally remain outstanding for periods that are substantially shorter than the stated maturity of such loans.

     Trumbull also originates single family second mortgage real estate loans. Second mortgage loans are generally fixed rate amortizing loans with maturities of ten to fifteen years. At March 31, 1998 Trumbull had approximately $10 million of second mortgage loans.

     At March 31, 1998, Trumbull Savings had a total of approximately $259 million real estate loans of which approximately $120 million are adjustable rate loans (approximately 46%) and approximately $139 million (approximately 54%) are fixed rate loans.

         Real Estate Loans -- Commercial. Trumbull Savings originates loans secured by other real estate, including multifamily dwellings, land and lots for single-family homes, land for commercial uses, and office, retail and other types of facilities.

         Nonresidential real estate loans are made primarily as five year balloons with amortization generally between twenty and twenty-five years resulting in a final balloon payment due at the end of the five year term. Such loans are typically made at a maximum 80% LTV. To enable Trumbull Savings to monitor the loans, Trumbull Savings requests rent rolls and financial statements.

         Because of the relatively larger loan amounts and effects of general economic conditions on the successful operation of income-producing properties, loans secured by multifamily dwellings and commercial facilities generally are regarded as having a higher degree of risk than loans secured by one- to four-family dwellings. If the cash flow on income-producing property is reduced, for example as leases are not obtained or renewed, the borrower's ability to repay may be impaired. Trumbull Savings endeavors to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management constructing and operating the property, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals confirming the property's valuation.

     Trumbull Savings also offers business loans including lines of credit, term loans and SBA loans to individuals, which are not material.
--------------------------------------------------------------------------------

                                                                             32.

--------------------------------------------------------------------------------

     Real Estate Loans - Construction. Trumbull Savings offers residential construction loans both to owner-occupants and to homebuilders. Trumbull Savings does not originate construction loans for nonresidential or multifamily properties. Trumbull Savings also does not lend for the development of raw land. At March 31, 1998, Trumbull Savings had approximately $4.6 million of construction loans, none of which were nonperforming.

         Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on properties with finished structures. This is largely due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on real estate developments, developers, managers and builders. In addition, construction loans are more difficult to evaluate and monitor. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of uncertainties inherent in estimating construction costs, the accurate evaluation of the LTVs and the total loan funds required to complete a project is difficult. In the event a default on a construction loan occurs and foreclosure follows, Trumbull Savings would have to take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project. Almost all of Trumbull Savings' construction loans are secured by properties in Trumbull Savings' primary market. Trumbull Savings has not foreclosed on any construction loans during the three year period ended September 30, 1997.

         Generally, construction loans have terms ranging up to nine months. After the loans initial construction period, the loan then converts to an amortizing permanent loan which amortizes over the original loan term less the construction period. Construction loans can be originated under any of the company's existing permanent loan programs and generally a slightly higher interest rate is charged to compensate for the additional risk.

         Consumer Loans. Consumer lending is Trumbull Savings' secondary lending focus after single family real estate lending, in terms of volume. Trumbull Savings makes various types of consumer loans, including loans made to depositors secured by their savings deposits, automobile loans, home equity lines of credit, credit cards and unsecured personal loans. On March 31, 1998, total consumer loans totaled approximately $60.2 million. Of this amount approximately $9.7 million are adjustable rate equity lines of credit loans secured by second liens on single family homes. Approximately $44.3 million are automobile loans originated primarily through local automobile dealers. The remaining amount (approximately $6.2 million) are made up of credit card loans, student loans, loans made to depositors secured by their savings deposits, and other secured and unsecured personal loans.

         Equity lines of credit loans secured by single family homes are made at an ajustable rate of interest tied to the Wall Street prime lending rate. Substantially all other consumer loans are made on the basis of a fixed rate of interest. Consumer loans may entail greater risk than residential loans, particularly consumer loans that are unsecured or are secured by rapidly depreciating assets such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. For second mortgages, amounts due on prior mortgages have a prior claim. The risk of default on consumer loans increases during periods of recession, higher unemployment and other adverse economic conditions that limit the borrower's ability to repay.


         Loan Solicitation and Processing. Trumbull's primary lending focus is first mortgage real estate loans secured by single family homes. This type of lending is originated from three primary sources; (1) through Trumbull's branch system and local loan originators, (2) A Loan Production Office ("LPO") located in Solon, Ohio, and (3) through correspondent and broker relationships, collectively referred to as "wholesale" lending. In addition, Trumbull will occasionally purchase a package of loans, usually with servicing retained by the seller, from a
--------------------------------------------------------------------------------
                                                                             33.

mortgage loan broker. Second mortgage real estate loans and equity lines of credit loans, both secured by single family homes are originated through commissioned loan brokers, through the branch system, or via telemarketing efforts generated in Trumbull's consumer loan department. Trumbull's telemarketer's generally solicit the company's first mortgage customers for second mortgages, equity lines of credit loans, or other consumer lending products.

         After single family real estate loans, Trumbull's secondary lending focus in terms of volume is consumer loans. Exclusive of second mortgage loans and equity lines of credit loans discussed above, consumer loans outstanding at March 31, 1998 approximate $50.5 million of which approximately $44.3 million, or 88% are short-term fixed rate loans secured by automobiles or light trucks. These loans are primarily originated through local automobile dealerships who are paid an origination commission, generally around 2% of the loan amount. Approximately $40.9 million of the $44.3 million, or 92% of automobile loans outstanding at March 31, 1998 were originated through this source. The remaining $3.4 million or 8% of this amount was originated through Trumbull's branch system and internal sales force.

         Multifamily residential real estate loans, commercial real estate loans and business loans collectively referred to as commercial loans or commercial lending is a very small piece of Trumbull's lending activity. These loans are originated by Trumbull's commercial loan department, which consist of one commercial loan officer and his secretary/assistant. At March 31, 1998 the company had approximately $11.3 million of these types of loans representing approximately 2% of total assets.


         Loan applications for permanent mortgage loans are taken by loan personnel. Trumbull Savings generally obtains a credit report, verification of employment and other documentation concerning the credit worthiness of the borrower. Each appraisal of the fair market value of the real estate that will be used as security for the loan is generally prepared by either Trumbull's internal appraisal department or an independent fee appraiser approved by the Appraisal Committee of Trumbull Savings, comprised of the president, chief lending officer and chief appraiser. An environmental study is conducted if the appraiser or management has reason to believe that an environmental problem might exist.

         For multifamily and nonresidential mortgage loans, a personal guarantee is generally required. Trumbull Savings also obtains information with respect to prior projects completed by the borrower. Upon the completion of the appraisal and the receipt of information on the borrower, the application for a loan is submitted either to a Loan Committee or its designees or the Boards of Directors of Trumbull Savings for approval or denial.

         If a mortgage loan application is approved, a title insurance policy or title report is obtained on the real estate that will secure the mortgage loan. Borrowers are required to carry fire and casualty insurance and flood insurance, if applicable, and to name Trumbull Savings as loss payee.

         The procedure for approval of construction loans is the same as the approval procedure for permanent first mortgage loans secured by single family home loans, except that building plans, construction specifications and estimates of construction costs are analyzed. Trumbull does not originate construction loans secured by multifamily or nonresidential real estate.

         Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan and the value of the collateral, if any.

--------------------------------------------------------------------------------


                                                                             34.

--------------------------------------------------------------------------------

         Small business loans are underwritten on the basis of the borrower's historic income and expenses, projections of future cash flows, and credit history, as well as on the value of the collateral, if any.

         Most Trumbull Savings loans carry provisions that the entire balance of the loan is due upon sale of the property securing the loan.

         Loan Originations, Purchases and Sales. Trumbull Savings has been actively originating new 30-year, 20-year and 15-year fixed-rate and adjustable-rate loans. Virtually all residential fixed-rate loans made by Trumbull Savings (excluding second mortgages) are originated on documentation that will permit a possible sale of such loans to FNMA, FHLMC or other secondary mortgage market participants. When mortgage loans are sold to FNMA, FHLMC or other secondary mortgage market participants, Trumbull Savings either (i) retains the servicing on such loans by collecting monthly payments of principal and interest and forwarding such payments to the investor or other secondary mortgage market participants, net of a servicing fee, or (ii) sells both the loan and its servicing into the secondary market. Fixed-rate loans not sold in the secondary market and generally all of the ARMs originated by Trumbull Savings are primarily held in Trumbull Savings' held-to-maturity portfolio.

         Trumbull Savings sold approximately $11 million of whole loans during the 1997 fiscal year, compared to sales of approximately $12.7 million of whole loans in 1996. Management believes secondary market activities will increase as single family lending increases and as total investments continue to shrink in terms of a percentage of total assets.

(In Thousands)                                      Year ended September 30,
                                1997                  1996                 1995
                              -------------------   ------------------   ------------------
                              Amount $        %     Amount $       %     Amount $       %
                              -------------------   ------------------   ------------------
Loan Origination Activity
Beginning Balance              $219,835             $199,338             $159,302

Loans Originated:
Real Estate Loans                70,171      70%      53,452      69%      45,708      68%
Consumer Loans:
     Automobile and Misc         25,065      25%      22,467      29%      21,127      31%
     Equity Lines of Credit,
       net change                 3,809       4%         618       1%        -377       0%
     Credit Card Loans, net
       change                        43       0%         101       0%         203       0%
     Student Loans, net
       change                       623       1%         810       1%         634       1%
                              -------------------   ------------------   ------------------
Total Consumer Loans             29,540      30%      23,996      31%      21,587      32%
                              -------------------   ------------------   ------------------
Total Loans Originated           99,711     100%      77,448     100%      67,295     100%

Loans Purchased                   5,267                9,939               17,823
Loans Sold                      -11,138              -13,049              -12,319
Principal Repayments            -50,894              -53,841              -32,763
                              ----------            ---------            ---------

Ending Balance                 $262,781             $219,835             $199,338
                              ==========            =========            =========

Note 1: Construction loans are included with real estate loans.

--------------------------------------------------------------------------------


                                                                             35.

--------------------------------------------------------------------------------

                                  Six Month Period ended March 31,
                              ----------------------------------------
                                1998                  1997
                              Amount $        %     Amount $       %
                              -------------------   ------------------
Loan Origination Activity
Beginning Balance              $262,781             $219,835

Loans Originated:
Real Estate Loans                68,786      81%      24,302      66%
Consumer Loans:
     Automobile and Misc         13,192      15%      11,268      31%
     Equity Lines of Credit,      2,792       3%         800       2%
net change
     Credit Card Loans, net         -51       0%         -32       0%
change
     Student Loans, net             450       1%         439       1%
change
                              ----------            ---------
Total Consumer Loans             16,383      19%      12,475      34%
                              ----------            ---------
Total Loans Originated           85,169     100%      36,777     100%
                              ----------            ---------

Loans Purchased                   9,222                5,267
Loans Sold                       -1,633               -2,142
Principal Repayments            -38,688              -22,622

                              ==========            =========
Ending Balance                 $316,851             $237,115
                              ==========            =========

Note 1: Construction loans are included with real estate loans.

         Federal Lending Limit. FDIC regulations impose a lending limit on the aggregate amount that an institution may lend to one borrower. In summary terms, the lending limit is an amount equal to 15% of the institution's total capital for risk-based capital purposes, plus any loan reserves not already included in total capital (the "Lending Limit Capital"). An institution may lend to one borrower an additional amount not in excess of 10% of the institution's Lending Limit Capital, provided the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In applying this limit, the regulations require that loans to certain related or affiliated borrowers be aggregated. Trumbull Savings has no outstanding loans or related borrowing arrangements in excess of its lending limit as of March 31, 1998.

         Loan Origination and Other Fees. Trumbull Savings realizes loan origination fee and other fee income from its lending activities. Trumbull Savings also realizes income from late payment charges, default interest, application fees, and fees for other miscellaneous services.

         Loan origination fees and other fees are a volatile source of income, varying with the volume of lending, loan repayments and general economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized in accordance with SFAS No. 91 as an adjustment to yield over the life of the related loan.

         Delinquent Loans, Nonperforming Assets and Classified Assets. When a borrower fails to make a required payment on a loan, Trumbull Savings attempts to cause the deficiency to be cured by contacting the borrower. In most cases, deficiencies are cured promptly.

         Trumbull Savings attempts to minimize loan delinquencies through the assessment of late charges and interest rate increases and adherence to its established collection procedures. After a mortgage loan payment is 15 days delinquent, a late charge of 5% of the amount of the payment is usually assessed, and Trumbull Savings will
--------------------------------------------------------------------------------


                                                                             36.

--------------------------------------------------------------------------------

contact the borrower by mail or phone to request payment. In certain limited instances, Trumbull Savings may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his or her financial affairs. If the loan continues in a delinquent status for 90 days or more, Trumbull Savings generally will initiate foreclosure proceedings.

         Real estate acquired by Trumbull Savings as a result of foreclosure or by deed in lieu of foreclosure is classified as "real estate owned" until it is sold. When property is so acquired, it is recorded at the lower of the loan's unpaid principal balance or fair value at the date of foreclosure less estimated selling expenses. Periodically, real estate owned is reviewed to ensure that fair value less estimated costs to sell is not less than carrying value, and any allowance resulting therefrom is charged to earnings as a provision for losses on real estate acquired through foreclosure. Costs to develop or improve real estate are capitalized; costs of holding real estate are expensed.

         The following table reflects the amount of loans in delinquent status as of March 31, 1998:

                                     30-59 DAYS           60-89 DAYS         90 DAYS OR MORE
                                  --------------        ------------      -----------------
                                NUMBER    AMOUNT     NUMBER     AMOUNT     NUMBER    AMOUNT
                                ------   -------   --------   --------    ------    -------
                                                           (DOLLARS IN THOUSANDS)
Real Estate Loans                    34     $1,286     13     $  360          31      $1,167
Consumer.............................55     $  459     14     $  153          27      $  247
                                    ---    -------    ---    -------         ---     -------
                                     89     $1,745     27    $   513          58      $1,414
                                    ===    =======    ===    =======         ===     =======
Percentage of total to total loans...        0.06%              0.02%                   0.04%
                                           =======           =======                 =======

         All delinquent loans are reviewed on a regular basis and are placed on nonaccrual status when the loans are 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income via increases to reserve for uncollected interest. Subsequent payments are recorded as a reduction to the reserve for uncollected interest until the loan is brought current or delinquent less than 90 days and management feels that the collectability of future interest payments is reasonably probable.


Non-accrual, past due and restructured loans

 Nonaccrual, past due and restructured loans - The following schedule summarizes nonaccrual, pastdue and restructured loans at September 30,:

                                                              September 30,
                                           ----------------------------------------------------
(in Dollars)                March 31, 1998      1997       1996      1995      1994       1993
                            -------------------------------------------------------------------

Non-accrual Loans               $1,229,367 $1,103,689  $221,119  $733,079  $474,499   $497,000
Accrual loans past due 90           76,243    52,640     55,924   131,425    13,022    109,000
days
Restructured Loans                       0         0          0         0         0          0
                            -------------------------------------------------------------------

                                $1,305,610 $1,156,329  $277,043  $864,504  $487,521   $606,000
                            ===================================================================
Percentage of loans at               0.41%     0.44%      0.13%     0.43%     0.30%      0.40%
year end
Real Estate Owned                  $69,000        $0         $0        $0   $49,000    $50,000

--------------------------------------------------------------------------------


                                                                             37.

--------------------------------------------------------------------------------

High Loan-to-Value Loans - At September 30, 1997, there are approximately $2,020,991 of loans not otherwise identified above which are included on management's watch list. These loans were included on management's watch list due to the fact that the loans have a loan to value ratio greater than or equal to 80% and do not carry any private mortgage insurance. There were no loans included on management's watch list due to doubt as to the borrower's ability to comply with the present repayment terms which were not identified above. These loans and their potential loss exposure have been considered in Management's analysis of the adequacy of the allowance for loan losses.


                 SUMMARY OF LOAN LOSS EXPERIENCE AND CHARGE-OFFS



         Regulations of the FDIC and the Division require that institutions classify their assets on a regular basis. Problem assets are classified as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (1) the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and (2) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. The regulations also provide for a "special mention" category, consisting of assets that do not currently expose an institution to a sufficient degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's close attention.

         Generally, Trumbull Savings classifies as "substandard" all loans that are delinquent more than 90 days, real estate owned ("REO"), loans to facilitate workouts and the sale of REO and other loans if the credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms.

         The aggregate amount of Trumbull Savings' classified assets at March 31, 1998, was as follows:

                                                AT MARCH 31,
                                                     1998
                                                ---------------
                                                (IN THOUSANDS)
Special mention...............................      $ 1,097
Substandard...................................        1,630
Doubtful......................................            0
Loss..........................................          249
                                                    -------
Total classified assets.......................      $ 2,976
                                                    =======

         Federal examiners are authorized to classify an institution's assets. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the Regional Director of the FDIC. Trumbull Savings had no disagreements with the examiners regarding the classification of assets at the time of the last examination. Trumbull Savings has no restructured loans as of March 31, 1998.

--------------------------------------------------------------------------------


                                                                             38.

--------------------------------------------------------------------------------

         FDIC regulations require that Trumbull Savings establish prudent general allowances for loan losses. If an asset or portion thereof is classified as loss, the institution must either establish specific allowances for losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount.

         Allowance for Loan Losses. Trumbull's business strategy continues to focus on increasing it's loan portfolio while decreasing it's security portfolios. Most of the increases in the loan portfolio is from real estate loans. Management expects that an increase in loans will increase delinquencies, however, management is aware that increased delinquencies in real estate loans does not necessarily mean an increase in loan losses. Reserve for loan losses as a percentage of total loans have been decreasing over the five and a half year period ended March 31, 1998. Net charge-offs on real estate loans have been consisently minor over this period, but net charge-offs on consumer loans have grown substantially as indicated in the table below. Although management feels that the credit risk is acceptable and that the loan loss reserves are adequate, consumer loan activity is monitored closely and loan loss reserve amounts relative to the company's consumer loan activity is being reviewed.

          The Board of Directors of Trumbull Savings reviews on a monthly basis the allowance for loan losses as it relates to a number of relevant factors, including but not limited to trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending areas, past loss experience, possible losses arising from specific problem assets and loan concentrations by collateral type and to single borrowers. To a lesser extent, management considers loan underwriting, off balance sheet items, loan renewals and modifications and management expertise and collection practices. Although the Board of Directors and management believe that they use the best information available to determine the allowances for loan losses, unforeseen market conditions could result in adjustments, and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. At March 31, 1998, Trumbull Savings' allowance for loan losses totaled $1.4 million.

         The following table sets forth an analysis of the allowance for loan losses and charge-offs of Trumbull Savings for the periods indicated:

--------------------------------------------------------------------------------

                                                                             39.

                          Six Month
                         Period Ended                                       Years ended
                                                                            September 30,
                          March 31,      1997        1996        1995       1994       1993
                             1998
                         ------------------------------------------------------------------------

Balance at October 1       $1,459,408  $1,506,000  $1,587,000  $1,567,000   $1,522,744 $1,461,586
Charge-offs:
      Residential Real
      Estate                   46,040      11,535      54,947      21,254      67,148     141,565
      Commercial Real Estate
      Consumer                116,434     246,750     362,219     248,934     203,810     203,803
                         ------------------------------------------------------------------------
                              162,474     258,285     417,166     270,188     270,958     345,368
Recoveries:
      Residential Real
      Estate                    1,313         433      46,027      18,010      44,035     118,515
      Commercial Real Estate
      Consumer                 10,699      70,518     230,129     212,517     210,704     216,011
                         ------------------------------------------------------------------------
                               12,012      70,951     276,156     230,527     254,739     334,526
Net charge-offs
      Residential Real         44,727      11,102       8,920       3,244      23,113      23,050
      Estate
      Commercial Real               0           0           0           0           0           0
      Estate
      Consumer                105,735     176,232     132,090      36,417      -6,894     -12,208
                         ------------------------------------------------------------------------
                              150,462     187,334     141,010      39,661      16,219      10,842

Additions:
      Charges to              120,000     140,742      60,010      59,661      60,475      72,000
      operations

                         ------------------------------------------------------------------------
Balance at End of Period   $1,428,946  $1,459,408  $1,506,000  $1,587,000  $1,567,000  $1,522,744
                         ========================================================================


Reserve for loan losses as a
      percentage
      of year end loans         0.45%       0.55%       0.68%       0.79%       0.96%      0.98%
Reserve for loan losses as a
      percentage
      of non-performing        31.36%      29.69%      27.49%      51.16%      70.13%     45.85%
      assets


The following schedule is a breakdown of the allowance for loan losses allocated by type of loan and related ratios:

                          March 31, 1998     September 30, 1997   September 30, 1996
                       ---------------------------------------------------------------
                                Percent of            Percent of           Percent of
                                Loans in              Loans in             Loans in
                       AllowanceEach        Allowance Each       Allowance Each
                                Category              Category             Category
(Dollars in thousands) Amount   to Total    amount    to Total   Amount    to Total
                                Loans                 Loans                Loans
                       ---------------------------------------------------------------

Residential Real            373      79.53%      $483     75.80%      $589     71.80%
Estate
Commercial Real Estate      224       4.34%       247      3.40%       194      4.40%
Consumer                    832      16.13%       730     20.80%       723     23.80%
                       ---------------------------------------------------------------
                         $1,429     100.00%    $1,460    100.00%    $1,506    100.00%
                       ===============================================================

--------------------------------------------------------------------------------

                                                                             40.

--------------------------------------------------------------------------------

                        September 30, 1995   September 30, 1994   September 30, 1993
                       ---------------------------------------------------------------
                                Percent of            Percent of           Percent of
                                Loans in              Loans in             Loans in
                       AllowanceEach        Allowance Each       Allowance Each
                                Category              Category             Category
                       amount   to Total    amount    to Total   amount    to Total
                                Loans                 Loans                Loans
                       ---------------------------------------------------------------

Residential Real           $552      74.30%      $461     74.00%      $445     76.90%
Estate
Commercial Real Estate      214       5.30%       285      6.80%       300      6.80%
Consumer                    821      20.40%       821     19.20%       778     16.30%
                       ---------------------------------------------------------------
                         $1,587     100.00%    $1,567    100.00%    $1,523    100.00%
                       ===============================================================

INVESTMENT ACTIVITIES

         Trumbull purchases securities for their held-to-maturity portfolio and available-for-sale portfolio for purposes of earning spread interest income, in addition to, as well as a substitute for, available and acceptable loan products. Trumbull's continuing business strategy has been to increase it's loan portfolio and decrease it's security portfolios. As the company becomes more successful in originating loan products, securities as a percentage of total assets will continue to decrease. Trumbull primarily invests in U.S. Government and agency obligations, and mortgage-backed securities including CMOs. Trumbull Savings does not make any investments in securities that are rated less than investment grade by a nationally recognized statistical rating organization.
A goal of Trumbull Savings' investment policy is to manage interest rate risk.

         All securities-related activity is reported to the Board of Directors of Trumbull Savings. General changes in investment strategy are required to be reviewed and approved by the Trumbull Savings Board of Directors. Trumbull Savings' senior management can purchase and sell securities on behalf of Trumbull Savings in accordance with Trumbull Savings' stated investment policy.


         Mortgage-backed and Related Securities. In the ordinary course of business, Trumbull Savings purchases mortgage-backed securities for both it's Held-to-Maturity portfolio and it's Available-for-Sale portfolio. Occasionally, Trumbull will securitize a pool of loans to facilitate the sale of these loans in the secondary market. The mortgage backed security created is sold by Trumbull and is not retained in the company's portfolio. Mortgage-backed securities generally entitle Trumbull Savings to receive the cash flows from an identified pool of mortgages underlying the securities. Freddie Mac ("FHLMC"), Ginnie Mae ("GNMA") and Fannie Mae ("FNMA") mortgage-backed securities owned by Trumbull Savings are each guaranteed or insured by the respective agencies as to principal and interest.

         Trumbull Savings has also invested in collateralized mortgage obligations ("CMOs"), securities that are backed by pools of mortgages that are, in most instances, insured or guaranteed by FNMA or FHLMC. A CMO investor has no ownership interest in the mortgages themselves, except to the extent the mortgages serve as collateral for the CMO security. Payment streams from the mortgages serving as collateral are reconfigured with varying terms and timing of payment to the CMO investor. Though they can be used for hedging and investment, CMOs can expose investors to higher risk of loss than direct investments in mortgage-backed pass-through securities, particularly with respect to price and average life sensitivity in such securities. The Federal Financial

--------------------------------------------------------------------------------

                                                                             41.

--------------------------------------------------------------------------------

Institutions Examination Council ("FFIEC") has developed methods of measuring the suitability of CMOs and other mortgage derivative products intended for financial institution portfolios. CMOs that do not meet the standards of the FFIEC test are deemed "high-risk." Trumbull has not purchased a CMO that fails the FFIEC stress test at date of purchase. However, external market forces including market interest rates will cause a CMO to fail the test from time to time. At March 31, 1998 none of Trumbull Savings' CMOs are in the "high-risk" category.

     At March 31, 1998, mortgage backed securities, CMOs and other US government agency securities totaled approximately $183.9 million (approximately 35% of total assets). Of this amount, approximately $103.6 million are mortgage backed securities of which approximately $93.7 pay a fixed rate of interest and approximately $9.9 million are adjustable rate. Total CMOs are approximately $42.9 million of which approximately $24.5 million pay a fixed rate of interest and approximately $18.4 are adjustable rate. Total US government agency securities total approximately $37.5 million, which are comprised of approximately $14 million of ten year non amortizing bonds with various call provisions, and approximately $23.5 million of 20 year zero coupon agency bonds also with call provisions. The zero coupon bonds have a book value of approximately $23.5 million and a related notional amount of approximately $103 million.

     In accordance with Statement of Financial Accounting Standards ("SFAS 115") No. 115, the mortgage backed securities, CMOs and other US government agency backed securities designated as being held for sale are carried on Trumbull Savings' balance sheet at estimated fair value, with unrealized gains and/or losses carried as an adjustment to shareholders' equity, net of applicable taxes. At March 31, 1998, Trumbull Savings' available-for-sale portfolio totaled approximately $20.8 million. The remaining $163.1 million were designated as held-to-maturity which had an estimated fair market value of approximately $162.9 at March 31, 1998.

         See "Asset/Liability Management" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TRUMBULL - Liquidity and Market Risk." The following table sets forth certain information regarding Trumbull Savings' mortgage-backed securities, CMOs and other U.S. government agencies securities at the dates indicated:

                                            March 31,1998                             September 30, 1997
                              ------------------------------------------  --------------------------------------------
                               Available             Held to               Available              Held to
                                  for                                         for
                                  Sale      Yield    Maturity    Yield        Sale      Yield     Maturity    Yield
                              ------------------------------------------  --------------------------------------------
U. S. Treasury and other U.S.
  Government agencies & corporations

    Under 1 year                         -                    -                      -                     -
    1 to 5 years                         -                    -                      -                     -
    5 to 10 years                        -                    $   7.01%              -                     $    7.29%
                                                     14,000,000                                    7,988,000
    Over 10 years              $12,353,768   7.48%   11,102,711   7.80%              -                     0
                              -------------
                                                   -------------                                -------------
                               $12,353,768          $25,102,711           -                       $7,988,000    7.29%
                              -------------        -------------          -------------         -------------


Mortgage-backed Securities      $8,464,886   6.63%  $95,119,934   5.78%    $25,194,744    6.30% $105,962,139    5.82%
Collateralized Mortgage                  -           42,879,400   6.29%              -            56,568,247    6.04%
Obligations
                              -------------        -------------          -------------         -------------
                                $8,464,886         $137,999,326             $25,194,744   6.30% $162,530,386    5.90%
                              =============        =============          =============         =============

--------------------------------------------------------------------------------

                                                                             42.

--------------------------------------------------------------------------------

                                         September 30, 1996                           September 30, 1995
                              ------------------------------------------  --------------------------------------------
                               Available             Held to               Available              Held to
                                  for                                         for
                                  Sale      Yield    Maturity    Yield        Sale      Yield     Maturity    Yield
                              ------------------------------------------  --------------------------------------------
U. S. Treasury and other U.S.
  Government agencies & corporations

    Under 1 year                         -                    -                      -                          7.52%
                                                                                                  $ 500,789
    1 to 5 years                         -           $2,000,000   7.02%              -            $1,996,344    6.63%
    5 to 10 years                        -            7,986,500   7.29%              -             2,000,000    7.40%
    Over 10 years                        -                    -                      -                     -
                                                   -------------                                -------------
                                         -           $9,986,500   7.24%              -            $4,497,133    7.08%
                              -------------        -------------          -------------         -------------


Mortgage-backed Securities     $53,564,125   5.99% $123,811,952   5.82%     $8,557,853    6.13% $192,262,515    5.77%
Collateralized Mortgage                  -           63,943,362   5.97%              -            68,746,538    6.02%
Obligations
                              -------------                               -------------
                              =============        =============          =============         =============
                               $53,564,125   5.99%                5.87%     $8,557,853    6.13%                 5.84%
                                                   $187,755,314                                 $261,009,053
                              =============        =============          =============         =============


Mortgage-backed securities and collateralized mortgage obligations have various stated maturities through March 2027. The estimated weighted-average maturity of this segment of the portfolio is 3.5 years.

DEPOSITS AND BORROWINGS

         General. Deposits have traditionally been the primary source of Trumbull Savings' funding for lending and other investment activities. In addition to deposits, Trumbull Savings derives funds from interest payments and principal repayments on loans and mortgage-backed securities, advances from the FHLB, reverse repurchase agreements, income on earning assets, service charges and gains on the sale of assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate in response to general interest rates and money market conditions. FHLB advances and reverse repurchase agreements are used as an ancilliary source of funding as well as to compensate for reductions in the availability of funds from other sources.

         Deposits. Historically, deposits have been attracted principally from within Trumbull Savings' primary market areas through the offering of a broad selection of deposit instruments, including checking accounts (both interest bearing and noninterest bearing), regular passbook savings accounts, statement savings accounts, money market demand accounts, and term certificate of deposit accounts including individual retirement accounts ("IRAs").

         Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by management of Trumbull Savings based on Trumbull Savings' liquidity requirements, growth goals and local competition. During periods of rising interest rates, Trumbull Savings attempts to manage its interest rate risk by lengthening the term to maturity or repricing of its deposit liabilities. Trumbull Savings has not solicited or purchased broker deposits.

At March 31, 1998, Trumbull Savings' certificates of deposit totaled $243.9 million, or 63.7% of total deposits. Of such amount, approximately $89.8 million in certificates of deposit mature within one year. Based on experience and Trumbull Savings' prevailing pricing strategies, management believes that a substantial percentage of such certificates

--------------------------------------------------------------------------------

                                                                             43.

--------------------------------------------------------------------------------
will renew with Trumbull Savings at maturity. If there is a significant deviation from historical experience, Trumbull Savings can use borrowings from the FHLB as an alternative to this source of funds. The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Trumbull Savings at the dates indicated.

                                             March 31, 1998            September 30, 1997
                                       --------------------------------------------------------
                                       Average   Average            Average  Average
(Dollars in Thousands)                  Rate     Amount   Percent    Rate     Amount  Percent
                                       --------------------------------------------------------

Passbook/Statement                      2.50%   $77,121      20%     2.50%  $78,258      22%
NOW and Demand                          1.08%    38,326      10%     1.08%   35,167       9%
Money Market Accounts                   3.22%    23,379       6%     3.21%   24,210       6%
                                              ----------
                                                138,826      36%     2.23%  137,635      37%
                                              ----------

Certificates of Deposits
   1 year or less                       5.47%   136,352      36%     5.54%  141,879      38%
   1 to 3 years                         5.83%    98,019      26%     5.86%   84,516      23%
   [greater than] 3 or more years       5.85%     9,562       2%     5.96%    8,706       2%
                                              ----------
                                        5.63%   243,933      64%     5.67%  235,101      63%
                                              ----------

                                              ----------
Total Deposits                          4.36%   382,759     100%     4.40%  372,736     100%
                                              ----------

Purchase Acctg Adjustment                            60                          87

                                              ----------
Total Deposit per Financial                    $382,819                    $372,823
Statements
                                              ----------


                                            September 30, 1996          September 30, 1995
                                        --------------------------------------------------------
                                        Average   Average            Average  Average
                                          Rate    Amount   Percent    Rate     Amount  Percent
                                        --------------------------------------------------------


Passbook/Statement                      2.50%   $81,602      22%     2.75%  $83,641      22%
NOW and Demand                          1.11%    32,564       9%     1.50%   28,627       8%
Money Market Accounts                   3.17%    26,301       7%     3.14%   28,121       7%
                                        2.25%   140,467      38%     2.72%  140,389      37%

Certificates of Deposits
   1 year or less                       5.52%   175,209      47%     5.19%  118,275      31%
   1 to 3 years                         5.74%    49,022      13%     5.96%  109,370      29%
   [greater than] 3 or more years       5.94%     9,049       2%     5.96%   11,558       3%
                                        5.58%   233,280       6%     5.67%  239,203      63%

Total Deposits                          4.33%   373,747     100%     4.36%  379,592     100%

Purchase Acctg Adjustment                           180                         307

Total Deposit per Financial                    $373,927                    $379,899
Statements

-------------------------------------------------------------------------------


                                                                             44.

--------------------------------------------------------------------------------

The following table sets forth rate and maturity information for Trumbull Savings' certificates of deposit as of March 31, 1998.

                                                                  AS OF
                                                                 MARCH 31,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
             Less than 1 year...............................  $136,355
             1 to 2 years...................................    89,957
             2 to 3 years...................................     8,060
             Thereafter.....................................     9,561
                                                            ----------
                                                              $243,933
                                                            ==========

The following is a schedule of average amounts and average rates paid on each category for the periods included:

                   Six month period ended
                      March 31, 1998     September 30, 1997 September 30, 1996 September 30, 1995
                   ------------------------------------------------------------------------------

(Dollars in          Average    Average  Average   Average  Average  Average   Average  Average
thousands)
                     Balance      Rate   Balance    Rate    Balance    Rate    Balance    Rate
                   ------------------------------------------------------------------------------
Noninterest
bearing
Demand deposits         $10,896           $10,151             $8,954             $6,120
Interest bearing
  Demand deposits        25,610    1.55%   24,516     1.55%   22,267    1.76%    20,279    2.15%
Savings deposits        100,325    2.64%  105,732     2.64%  110,775    2.66%   119,572    2.83%
Time deposits           238,854    5.62%  231,174     5.55%  235,766    5.55%   234,176    5.13%
                   ------------------------------------------------------------------------------
                       $375,685    4.38% $371,573     4.31% $377,762    4.35%  $380,147    4.16%
                   ==============================================================================

         Borrowings. Trumbull Savings primarily borrows from the Federal Home Loan Bank of Cincinnati ("FHLB") and occasionally will borrow via reverse repurchase agreements and/or dollar rolls generally through national brokerage firms. At March 31, 1998, Trumbull had total debt of approximately $99.2 million. Of this amount, $20.4 million was reverse repurchase agreements with a national brokerage firm with maturity dates between December 2002 and January 2003 and initial call dates of December 15, 1999 ($10.75 million) and January 13, 2000 ($9.65 million). The $10.75 million has an interest rate of 5.52% and the $9.65 million has an interest rate of 5.08%. The remaining $78.8 million are FHLB advances, which include $3.7 million of long-term fixed rate advances at interest rates ranging between 6.70% and 6.95%, $22 million of monthly adjustable rate advances with interest rates of approximately 5.63%, and $53.1 million of overnight advances averaging approximately 5.58%.

The following is a schedule of reverse repurchase agreements, including dollar rolls for the periods indicated:

(Dollars in thousands)                September 30,     September 30,    September 30,
                                      1997              1996             1995
                                      ------------------------------------------------

Balance at year ended:                $19,800              -            $14,187
Average balance during the year       $18,415           $8,436          $30,091
Maximum month-end balance during year $19,800          $23,887          $58,043
Average interest rate during the year    5.32%            5.32%            5.66%
Average interest rate at period end      5.22%            0.00%            5.81%

--------------------------------------------------------------------------------

                                                                             45.

--------------------------------------------------------------------------------

The following is a schedule of FHLB Advances for the periods indicated:

(Dollars in thousands)                        30-Sep-97        30-Sep-96        30-Sep-95

Balance at year ended:                          $48,474          $80,367          $64,498
Average balance during the year                 $63,451          $71,874          $60,449
Maximum month-end balance during year           $70,795          $85,161          $94,534
Average interest rate during the year             5.58%            5.76%            6.36%
Average interest rate at period end               5.65%            5.54%            6.12%

INTEREST RATE SWAPS, CAPS AND FLOORS

     Trumbull does not use interest rate swaps or floors, but has purchased interest rate caps. During fiscal years 1997, 1996 and 1995 Trumbull did not purchase nor have any interest rate caps. Trumbull purchased two interest rate cap contracts in December 1997 and one in January 1998. Information as to these cap contracts as of March 31, 1998 is as follows:

Interest Rate Caps

                                                                            3/31/98
                                                                 3/31/98   Estimated
                                                                               *
Purchase  Purchase     Notional                          Cap       Book      Market
  Date      Price       Amount     Term       Index      Rate      Value      Value
--------------------------------------------------------------------------------------

 12-4-97   $280,800   $10,800,0005 years   3mo LIBOR      6.00%   $262,080   $169,688
 12-29-97  $238,865   $10,100,0005 years   3mo LIBOR      6.00%   $226,922   $162,473
 1-22-98    $76,000   $10,000,0003 years   3mo LIBOR      6.00%    $71,074    $63,517
          ----------  -----------                               ----------------------
           $595,665   $30,900,000                                 $560,076   $395,678
          ==========  ===========                               ======================

     Interest rate caps serve to hedge Trumbull's short-term borrowings and deposits. The interest rate caps have cap rates, also referred to as strike rates based on three month London Interbank Banking Rate ("LIBOR"). When LIBOR increases above the cap rate, Trumbull receives interest on the difference between the LIBOR and the cap rate on the notional principal amount, if LIBOR doesn't increase beyond the cap rate, Trumbull does not receive any payments. Trumbull's interest expense is reduced by the interest received on the interest rate caps.

         * Estimated market values where obtained from Bloomberg Financial Services.

         Counterparties to the above financial instruments expose Trumbull Savings to credit-related losses in the event of non-performance. However, Trumbull Savings deals with primary dealers only and does not anticipate nonperformance by the counterparty.


COMPETITION

         Trumbull Savings competes for deposits with other savings banks and savings associations, commercial banks and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are terms, interest rates and convenience of

--------------------------------------------------------------------------------


                                                                             46.

--------------------------------------------------------------------------------

office location. In making loans, Trumbull Savings competes with other savings banks and savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage brokers and other lenders. Trumbull Savings competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable.

TAXATION

     Federal Taxation. Trumbull and Trumbull Savings are subject to the federal tax laws and regulations that apply to corporations generally. Trumbull's tax year is the same as it's fiscal year, September 30. Trumbull Financial Corporation is a new corporation that has not yet filed it's first federal income tax return. It is expected that Trumbull Financial Corporation will file a consolidated return with it's wholly owned subsidiary Trumbull Savings for federal tax purposes. That decision will be made by the due date of the 1997 (tax year ended 9/30/98) federal return.

         Prior to the enactment of the Small Business Jobs Protection Act (the "Act"), which was signed into law on August 21, 1996, certain thrift institutions were allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. Qualified thrift institutions could compute deductions for bad debts using either the specific charge-off method of
Section 166 of the Code or one of two reserve methods of Section 593 of the Code. The reserve methods under Section 593 of the Code permitted a thrift institution annually to elect to deduct bad debts under either (i) the "percentage of taxable income" method applicable only to thrift institutions, or
(ii) the "experience" method that also was available to small banks. Under the "percentage of taxable income" method, a thrift institution generally was allowed a deduction for an addition to its bad debt reserve equal to 8% of its taxable income (determined without regard to this deduction and with additional adjustments). Under the "experience" method, a thrift institution was generally allowed a deduction for an addition to its bad debt reserve equal to the greater of (i) an amount based on its actual average experience for losses in the current and five preceding taxable years, or (ii) an amount necessary to restore the reserve to its balance as of the close of the base year. A thrift institution could elect annually to compute its allowable addition to bad debt reserves for qualifying loans either under the experience method or the percentage of taxable income method. For tax years ended 9/30/96, 9/30/95 and 9/30/94, Trumbull used the percentage of taxable income method for computing it's allowable bad debt deduction.

         The Act eliminated the percentage of taxable income method of accounting for bad debts by thrift institutions, effective for taxable years beginning after December 31, 1995. Thrift institutions that are treated as small banks are allowed to use the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use the specific charge off method.

         A thrift institution required to change its method of computing reserves for bad debt will treat such change as a change in the method of accounting, initiated by the taxpayer and having been made with the consent of the Secretary of the Treasury. Section 481(a) of the Code requires certain amounts to be recaptured with respect to such change. Generally, the amounts to be recaptured will be determined solely with respect to the "applicable excess reserves" of the taxpayer. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995, subject to the residential loan requirement described below. In the case of a thrift institution that is treated as a large bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses

--------------------------------------------------------------------------------

                                                                             47.

--------------------------------------------------------------------------------

on qualifying real property loans (generally loans secured by improved real estate) and its reserve for losses on nonqualifying loans (all other types of loans) as of the close of its last taxable year beginning before January 1, 1996, over (ii) the balances of such reserves as of the close of its last taxable year beginning before January 1, 1988 (i.e., the "pre-1988 reserves").

         For taxable years that begin after December 31, 1995, and before January 1, 1998, if a thrift meets the residential loan requirement for a tax year, the recapture of the applicable excess reserves otherwise required to be taken into account as a Code Section 481(a) adjustment for the year will be suspended. A thrift meets the residential loan requirement if, for the tax year, the principal amount of residential loans made by the thrift during the year is not less than its base amount. The "base amount" generally is the average of the principal amounts of the residential loans made by the thrift during the six most recent tax years beginning before January 1, 1996. A residential loan is a loan as described in Section 7701(a)(19)(C)(v) (generally a loan secured by residential or church property and certain mobile homes), but only to the extent that the loan is made to the owner of the property. Trumbull has provided deferred taxes of approximately $644,000 and will be permitted to amortize the recapture of the bad debt reserve over a six year period commencing in fiscal 1999.

--------------------------------------------------------------------------------

                                                                             48.

--------------------------------------------------------------------------------

         The balance of the pre-1988 reserves is subject to the provisions of
Section 593(e), as modified by the Act, which require recapture in the case of certain excessive distributions to shareholders. The pre-1988 reserves may not be used for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the pre-1988 reserves; and third, out of such other accounts as may be proper. To the extent a distribution by Trumbull Savings to Trumbull is deemed paid out of its pre-1988 reserves under these rules, the pre-1988 reserves would be reduced and the gross income of Trumbull for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the pre-1988 reserves. As of September 30, 1997, the pre-1988 reserves of Trumbull Savings for tax purposes totaled approximately $6.1 million in the aggregate. No representation can be made as to whether Trumbull Savings will have current or accumulated earnings and profits in subsequent years.

         The tax returns of Trumbull and Trumbull Savings have been closed without audit through the tax year ending 9/30/94. In the opinion of management, any examination of open returns would not result in a deficiency that could have a material adverse effect on the financial condition of Trumbull or Trumbull Savings.

         Ohio Taxation. Trumbull Savings is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of book net worth as determined in accordance with generally accepted accounting principles. For tax year 1999, however, the franchise tax on financial institutions will be 1.4% of the book net worth and for tax year 2000 and years thereafter the tax will be 1.3% of the book net worth. As a "financial institution," Trumbull Savings is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

PERSONNEL

         As of March 31, 1998, Trumbull Savings had 145 full-time equivalent employees. Trumbull Savings believes that relations with its employees are good. Trumbull Savings offers health, disability, life, dependent care benefits and qualified retirement program among other benefits. None of the employees of Trumbull Savings is represented by a collective bargaining unit.


                 SELECTED HISTORICAL FINANCIAL DATA OF TRUMBULL

         The following table sets forth certain historical financial data concerning Trumbull. This information is based on information contained in Trumbull's audited Financial Statements and internal sources for its fiscal years ended September 30, 1997, 1996, 1995, 1994 and 1993 and unaudited financial statements for the six-month periods ended March 31, 1998 and March 31, 1997, which are included in this Proxy Statement/Prospectus and should be read in conjunction therewith. In the opinion of Trumbull management, the unaudited financial information in the table below contains all adjustments, which consist of normal recurring adjustments only, that are necessary for a fair presentation of results at and for the six-month periods ended March 31, 1998 and March 31, 1997. See "INDEX TO FINANCIAL STATEMENTS OF TRUMBULL."

--------------------------------------------------------------------------------

                                                                             49.

--------------------------------------------------------------------------------

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA

                                    Six month period               Twelve month period ended:
                                    ended:
                                    --------------------------------------------------------------------
                                     3/31/98  3/31/97     9/30/97  9/30/96   9/30/95 9/30/94   9/30/93
                                    -------------------  -----------------------------------------------

Results of Operations:
     Interest income                 $16,649   $16,187    $32,581   $32,119  $32,117  $28,998   $23,703
     Interest expense                 10,286    10,273     20,605    21,036   21,318   17,087    13,591
     Net interest income               6,363     5,914     11,976    11,083   10,799   11,911    10,112
     Provision for loan losses           120        30        140        60       60       60        72
     Other income                      1,151     1,183      2,335     1,825    1,706    1,765     1,628
     Other expense                     4,398     4,481      9,062    11,577    9,318    8,838     6,690
     Cumulative effect of change
        in accounting method                                                             -131

     Income before Federal income
        taxes                          2,996     2,586      5,109     1,271    3,127    4,647     4,978
     Federal tax expense               1,035       886      1,744       437    1,123    1,644     1,583
     Net income                       $1,961    $1,700     $3,365      $834   $2,004   $3,003    $3,395

Per Share Data:
     Basic earnings                    $2.26     $1.96      $3.87     $0.96    $2.31    $3.45     $3.91
     Diluted earnings                   2.26      1.96       3.87      0.96     2.31     3.45      3.91
     Cash dividends                     0.67      0.68       1.18      0.74      0.7      0.7      0.55
     Book Value                         43.8     42.12      42.14     38.91     38.8    36.92     35.11

     Shares outstanding              869,364   869,364    869,364   869,364  869,364  869,364   869,364

Balance Sheet Data:
As of Balance Sheet Date
     Total assets                   $525,122  $482,403   $482,403  $493,697 $495,011 $496,168  $461,241
     Loans, net                      316,851   237,115    262,781   220,105  199,338  159,302   151,538
     Securities                      183,921   238,043    195,713   251,306  274,064  315,399   276,868
     Deposits                        382,819   372,157    372,823   373,927  379,899  374,850   401,950
     Borrowings                       99,207    87,274     68,339    80,367   78,685   85,281    26,206
     Shareholders' Equity             38,031    35,103     36,618    33,829   33,732   32,102    30,527
Averages
     Total assets                    495,001   496,669    495,071   499,171  506,883  479,818   345,017
     Loans, net                      282,134   228,463    239,202   210,561  182,425  153,124   162,419
     Securities                      186,449   243,335    231,800   265,252  303,076  308,148   162,598
     Deposits                        376,167   371,685    371,857   379,180  380,428  386,690   277,178
     Borrowings                       72,987    84,215     82,414    80,379   90,373   57,118    27,966
     Shareholders' Equity             37,328    34,485     35,216    34,389   32,865   31,659    28,944

--------------------------------------------------------------------------------

                                                                             50.

--------------------------------------------------------------------------------

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA (Continued)

                                    Six month period     Twelve month period ended:
                                    ended:
                                     3/31/98  3/31/97     9/30/97   9/30/96  9/30/95  9/30/94   9/30/93

Ratios:
     Return on average assets          0.79%     0.69%      0.68%     0.17%    0.40%    0.63%     0.98%
     Return on average total
          Shareholders' equity        10.54%     9.89%      9.56%     2.43%    6.10%    9.49%    11.73%
     Net interest margin               2.72%     2.51%      2.54%     2.33%    2.22%    2.58%     3.11%
     Net overhead ratio                1.34%     1.40%      1.41%     1.53%    1.61%    1.67%     1.63%
     Efficiency ratio                 57.67%    63.14%     62.89%    70.55%   75.74%   67.80%    58.19%
     Dividend pay-out                 29.70%    34.77%     30.49%    77.13%   30.37%   20.26%    14.08%
     Average loans to average
       deposits                       75.00%    61.47%     64.33%    55.53%   47.95%   39.60%    58.60%
     Average equity to average
       total assets                    7.54%     6.94%      7.11%     6.89%    6.48%    6.60%     8.39%
     Allowance for loan losses as
       a percent of loans              0.45%     0.60%      0.55%     0.68%    0.79%    0.96%     0.98%
     Net charge-offs as a percent
       of average loans                0.05%     0.05%      0.08%     0.07%    0.02%    0.01%     0.01%
     Non-performing loans to total
       loans                           0.58%     0.18%      0.44%     0.13%    0.43%    0.30%     0.40%
     Allowance for loan losses to
          non-performing loans        31.37%    57.94%     29.69%    27.49%   51.16%   70.13%    45.85%
     Tier 1 leverage ratio             7.30%     6.87%      7.34%     6.72%    6.64%    6.15%     6.14%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TRUMBULL

Because Trumbull has no significant operations independent of Trumbull Savings, the discussion herein concerns the financial condition and results of operations of Trumbull Savings, except as may be otherwise specifically indicated. This discussion is intended to focus no certain financial information regarding Trumbull Financial Corporation ("Trumbull") and its wholly owned subsidiary Trumbull Savings and Loan Company (the "Bank"). The purpose of this discussion is to provide the reader with a more thorough understanding of the financial statements. This discussion should be read in conjunction with the financial statements and accompanying notes contained elsewhere within this filing.

              The reported results of Trumbull are dependent on a variety of factors, including the general interest rate environment, competitive conditions in the industry, government policies and regulations and conditions in the markets for financial assets. Management of Trumbull is not aware of any market or institutional trends, events or uncertainties that are expected to have a material effect on liquidity, capital resources or operations except as discussed herein. Also, management is not aware of any current recommendations by its regulatory authorities that would have such effect if implemented.

FORWARD-LOOKING STATEMENTS

         The following Management's Discussion and Analysis of Financial Condition and Results of Operations of Trumbull contains certain forward-looking statements, meaning statements that relate to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of Trumbull and its subsidiary, Trumbull Savings. Because of a variety of factors, including but not limited to those related to the economic environment (particularly in the market areas in which Trumbull Savings operates), competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory capital requirements, changes in prevailing interest rates, asset/liability and credit risk management, the financial and securities markets and the availability of and costs associated with sources of liquidity, actual results could differ materially from those set forth in forward-looking statements.

--------------------------------------------------------------------------------

                                                                             51.

NET INTEREST INCOME

         Trumbull Savings' profitability depends primarily on net interest income, which is the difference between (a) interest income generated by interest-earning assets (i.e., loans and investments) and (b) interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the difference between the rates of interest earned on interest-earning assets and the rates of interest paid on interest-bearing liabilities, which is commonly referred to as the "net interest rate spread." Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. If the total of interest-earning assets approximates or exceeds the total of interest-bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

As market interest rates change, asset yields and liability costs do not generally change simultaneously. Due to maturity, repricing and timing differences of interest-earning assets and interest-bearing liabilities, earnings are affected differently under various interest rate scenarios. Trumbull Savings has sought to limit these net earnings fluctuations and manage interest rate risk by originating adjustable-rate loans and purchasing relatively short-term and variable-rate investments and securities. The following tables present for the periods indicated, the total amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and net interest margin. Net interest margin refers to the net interest income divided by total interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities. All average balances are daily average balances. Non-accruing loans are included in average loan balances.

--------------------------------------------------------------------------------

                                                                             52.

--------------------------------------------------------------------------------

YIELD ANALYSIS

Year ended September 30                    1997                       1996                        1995
                               ----------------------------------------------------------------------------------
                                Average             Yield/ Average             Yield/  Average            Yield/
(Dollars in thousands)          Balance  Interest   Rate   Balance  Interest   Rate    Balance  Interest  Rate
                               ----------------------------------------------------------------------------------
ASSETS
Interest earning assets:
     Taxable loans              $239,202   $18,690   7.81% $210,561   $16,419   7.80%  $182,425  $14,098   7.73%
     Taxable securities          231,800    13,891   5.99%  265,252    15,700   5.92%   303,076   18,019   5.95%
                               ----------------------------------------------------------------------------------

Total interest earning assets                        6.92%                      6.75%                      6.62%
                                 471,002    32,581          475,813    32,119           485,501   32,117

Non-interest earning assets       24,069                     23,358                      21,382
                               ----------                  ---------                  ----------

TOTAL                           $495,071                   $499,171                    $506,883
                               ==========                  =========                  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
     Demand deposits- int        $24,516             1.55%  $22,267             1.76%   $20,279            2.15%
        bearing                      380                        391                        436
     Savings deposits            105,732     2,790   2.64%  110,775     2,946   2.66%   119,572    3,385   2.83%
     Time deposits               231,174    12,831   5.55%  235,766    13,082   5.55%   234,176   12,024   5.13%
     Securities sold under
        agreements to
        repurchase                18,488       997   5.39%    8,386       449   5.35%    29,924     1706   5.70%
     Federal Home Loan Bank       63,926     3,607   5.64%   71,993     4,168   5.79%    60,449    3,767   6.23%
        advances
                               ----------------------------------------------------------------------------------

Total interest bearing          $443,836             4.64% $449,187             4.68%  $464,400            4.59%
  liabilities                               20,605                     21,036                     21,318
                                         ------------------         ------------------          -----------------

Non-interest bearing              16,019                     15,595                       9,618
  liabilities

Shareholders' equity              35,216                     34,389                      32,865
                               ----------                  ---------                  ----------
TOTAL                           $495,071                   $499,171                    $506,883
                               ==========                  =========                  ==========


Net Interest Income                        $11,976                    $11,083                    $10,799
                                         ==========                 ==========                  =========
Net Interest Spread                                  2.27%                      2.07%                      2.02%
Net Interest Margin                                  2.54%                      2.33%                      2.22%
                                                   ========                   ========                   ========

--------------------------------------------------------------------------------

                                                                             53.

--------------------------------------------------------------------------------

YIELD ANALYSIS

Six Month Period ended March 31 1998 1997

                                                        1998                                  1997
                                          Average                  Yield /     Average                   Yield /
                                          Balance     Interest      Rate       Balance      Interest      Rate
-------------------------------------------------------------------------------------------------------------------
    (Dollars in thousands)

ASSETS
Interest earning assets:
     Taxable loans                         $282,134      $10,950       7.78%     $228,463       $8,902       7.81%
     Taxable securities                     186,449        5,699       6.13%      243,335        7,285       6.00%

                                        ---------------------------------------------------------------------------
Total interest earning assets              $468,583      $16,649       7.13%     $471,798      $16,187       6.88%

Non-interest earning assets                  26,418                                24,871

                                        ---------------------------------------------------------------------------
TOTAL                                      $495,001                              $496,669
                                        ---------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
     Demand deposits- int bearing           $25,548         $198       1.55%      $24,000         $186       1.55%
     Savings deposits                       100,315        1,322       2.64%      106,479        1,402       2.64%
     Time deposits                          238,958        6,657       5.59%      231,047        6,361       5.52%
     Securities sold under agreements
          to repurchase                      13,128          352       5.38%       13,451          361       5.38%
     Note payable                                46            2       8.72%
     Federal Home Loan Bank advances         59,813        1,721       5.77%       70,764        1,963       5.56%
     Amortization of Interest Cap Contract                    34
                                        ---------------------------------------------------------------------------
Total interest bearing liabilities         $437,808      $10,286       4.71%     $445,741      $10,273       4.62%
                                        ---------------------------------------------------------------------------


Non-interest bearing liabilities             19,865                                16,443

Shareholders' equity                         37,328                                34,485
                                        ---------------------------------------------------------------------------
TOTAL                                      $495,001                              $496,669
                                        ---------------------------------------------------------------------------


Net Interest Income                                       $6,363                                $5,914
                                                    -------------                         -------------
Net Interest Spread                                                    2.42%                                 2.26%
                                                                 ------------                          ------------
Net Interest Margin                                                    2.72%                                 2.51%
                                                                 ------------                          ------------

--------------------------------------------------------------------------------



                                                                             54.

--------------------------------------------------------------------------------

RATE / VOLUME ANALYSIS

         The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Trumbull Savings' interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate) and (ii) changes in rate (change in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

RATE / VOLUME ANALYSIS

Twelve month Period:                                 1997  compared to  1996                  1996  compared to  1995
                                                     Due to Changes in                         Due to Changes in
                                             Volume      Rate        Total             Volume       Rate        Total
                                           ------------------------------------      ------------------------------------
      (Dollars in thousands)

Increase (decrease) in interest income:
   Taxable loans                               $2,233        $38        $2,271            $2,174        $147      $2,321
   Taxable securities                         (1,980)        171       (1,809)           (2,249)        (70)     (2,319)

                                           ------------------------------------      ------------------------------------
Total interest earning assets                    $253       $209          $462             $(75)         $77          $2
                                           ------------------------------------      ------------------------------------


Interest bearing liabilities:
   Demand Deposits- int bearing                   $39      $(50)         $(11)               $43       $(88)       $(45)
   Savings deposits                             (134)       (22)         (156)             (249)       (190)       (439)
   Time deposits                                (255)          4         (251)                82         976       1,058
   Securities sold under agreements
      to repurchase                               541          7           548           (1,228)        (29)     (1,257)
   Federal Home Loan Bank advances              (467)       (94)         (561)               719       (318)         401

                                           ------------------------------------      ------------------------------------
Total interest bearing liabilities             $(276)     $(155)        $(431)            $(633)        $351      $(282)
                                           ------------------------------------      ------------------------------------

                                           ------------------------------------      ------------------------------------
Total effect on net interest income              $529       $364          $893              $558      $(274)        $284
                                           ------------------------------------      ------------------------------------

--------------------------------------------------------------------------------



                                                                             55.

--------------------------------------------------------------------------------

Six Month Period ended March 31                      1998  compared to  1997
                                                     Due to Changes in
                                              Volume        Rate         Total
                                           ----------------------------------------
      (Dollars in thousands)

Increase (decrease) in interest income:
   Taxable loans                                 $2,091         $(43)       $2,048
   Taxable securities                           (1,703)           117      (1,586)

                                           ----------------------------------------
Total interest earning assets                      $388           $74         $462
                                           ----------------------------------------


Interest bearing liabilities:
   Demand Deposits- int bearing                     $12            $0          $12
   Savings deposits                                (81)             1         (80)
   Time deposits                                    218            78          296
   Securities sold under agreements
        to repurchase                               (9)             0          (9)
   Note Payable                                       2                          2
   Federal Home Loan Bank advances                (304)            62        (242)
     Amortization of Interest Rate Caps                            36           36
                                           ----------------------------------------
Total interest bearing liabilities               $(162)          $177          $15
                                           ----------------------------------------

                                           ----------------------------------------
Total effect on net interest income                $550        $(103)         $447
                                           ----------------------------------------


COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND
1997.

         Net Income. Net income for the six month period ended March 31, 1998 was $1,961,000 compared to $1,700,000 reported for the comparable period in 1997, resulting in an increase of $261,000 or 15.4%. The increase in earnings is primarily due to the company's continuing strategy of changing it's asset mix by increasing net loan balances outstanding and decreasing investments in mortgage-backed securities, resulting in a higher overall yield on interest earning assets and ultimately spread. This increased net interest income was partially off-set by an increase in the provision for loan losses.

         Interest Income. Interest income for the six month period ended March 31, 1998 was $16,649,000, up $462,000 or approximately 3% from $16,187,000 for the six month period ended March 31, 1997. Total average interest earning assets declined slightly, from $471.8 million during the six month period ended March 31, 1997 to $468.6 million for the comparable period during 1998 due to an increase in average net loans outstanding of $53.7 million while average net investments decreased by $56.9 million. This resulted in an overall yield increase of 25 basis points when comparing total yield on earning assets of 7.13% for the six month period ended March 31, 1998 to 6.88% for the six month period ended March 31, 1997.

--------------------------------------------------------------------------------


                                                                             56.

--------------------------------------------------------------------------------

         Interest Expense. Interest expense rose to $10,286,000 for the six month period ended March 31, 1998 from $10,273,000 for the comparable period in 1997. This modest $13,000 increase was due to a combination of a 9 basis point increase in cost of funds partially offset by a small volume variance of approximately $7.9 million as total average interest bearing liabilities decreased from $445.7 million for the six months ended March 31, 1997 to $437.8 million for the same period in 1998.

         Net Interest Income. Net interest income increased 7.6% to $6,363,000 during the six month period ended March 31, 1998, up from $5,914,000 during the same period in 1997. The increase was due primarily to the increase in yield on average interest earning assets, resulting from the change in asset mix as discussed above.

         Provision for Loan Losses. The provision for loan losses increased by $90,000 to $120,000 for the six month period ended March 31, 1998 as compared to $30,000 for the six month period ended March 31, 1997. This increase was primarily the result of increasing net charge-offs in consumer loans. Net loans outstanding at March 31, 1998 increased by $79.7 million to $316.9 million as compared to $237.2 million at March 31, 1997. As a percentage of total assets, net loans outstanding at March 31, 1998 was 60.3% as compared to 49.2% at March 31, 1997. Most of the increase in loans results from increases in real estate loans, yet net charge-offs are occurring primarily on consumer loans. Management feels that the credit risk is acceptable, but is also currently reviewing loan loss reserve levels specifically as they relate to consumer lending activities.

         Noninterest Income. Noninterest income was $1,151,000 for the six month period ended March 31, 1998 which was a decrease of $32,000 as compared to $1,183,000 reported for the comparable period in 1997. Although the net decrease was minor, it resulted from a net amount of several larger items. During the six month period ended March 31, 1998, gain on the sale of securities was $70,000 higher, and service charges on deposit accounts was $154,000 higher than the comparable period in 1997. These increases were offset by a decrease in loan servicing fees net of valuation of $251,000 during the six month period ended March 31, 1998 as compared to the six month period ended March 31, 1997. The decrease in loan servicing fees net of valuation was due to a combination of an increase in the market valuation allowance of $182,000 due to a low interest rate environment and increase prepayment risk, and the remaining decrease of $69,000 was due to lower loan servicing balances.

         Noninterest Expense. Noninterest expense was $4,398,000 for the six month period ended March 31, 1998 compared to $4,481,000 for the comparable period in 1997 resulting in a $83,000 decrease. Noninterest expense decreased primarily due to a $112,000 decrease in compensation and related employee expenses and a $112,000 decrease in deposit insurance expense. These two decreases were partially offset by a $50,000 increase in office occupancy and equipment expense, a $32,000 increase in professional fee expense, a $31,000 increase in deposit account expenses, and a $28,000 increase in various other operating expenses.

         Provision for Income Taxes. Provision for income taxes was $1,035,000 for the six month period ended March 31, 1998 as compared to $886,000 for the six month period ended March 31, 1997 resulting in a $149,000 increase. This increase was a result of increased pre-tax income during the six month period ended March 31, 1998 as compared to the comparable period in 1997.


COMPARISON OF OPERATING RESULTS FOR YEARS ENDED SEPTEMBER 30, 1997 AND 1996.

         Net Income. Net income for 1997 was $3,365,000 as compared to $834,000 for 1996 resulting in an increase of $2,531,000 or $2.91 per share. In 1996 all SAIF (Savings Association Insurance Fund of the FDIC) insured institutions were required to take a one time charge against income to recapitalize the insurance fund. Trumbull's contribution amounted to $2,470,000 on a pre-tax basis, resulting in an after

--------------------------------------------------------------------------------


                                                                             57.

--------------------------------------------------------------------------------

tax charge against earnings of $1,630,000 or $1.87 per share. The remaining increase in 1997 compared to 1996 came primarily from net interest income, due to the company's continuing strategy of changing it's asset mix by increasing net loan balances outstanding and decreasing investments in mortgage-back securities, thereby contributing to the increase in spread from 2.07% in 1996 to 2.27% in 1997. Noninterest income also contributed to the increase in earnings, primarily due to the growth in fees earned on deposit accounts resulting from the continued success of the "High Performance Checking" program first implemented in January 1995.

         Interest Income. Interest income for 1997 was $32,581,000 compared to $32,119,000 for 1996, resulting in a $462,000 increase. Although total average interest earnings assets decreased slightly in 1997 to $471.0 million as compared to $475.8 million for 1996, average net loans outstanding increased by $28.6 million while average net investments decreased by $33.5 million. This resulted in an overall yield increase of 0.17% when comparing 1997's total yield on interest earning assets of 6.92% to 1996's yield of 6.75%.

         Interest Expense. Total interest expense decreased $431,000 to $20,605,000 in 1997 from $21,036,000 in 1996. This decrease is due to a combination of a decrease in average interest bearing liabilities outstanding of approximately $5.4 million and a decrease in average cost of funds of approximately 0.04%. With regard to average cost of funds, Trumbull lowered it's rate paid on interest bearing checking accounts from 2.15% to 1.75% on October 31, 1995 and again from 1.75% to 1.55% on April 15, 1996. The remaining interest bearing liabilities adjusted with general market interest rates. The Federal Open Market Committee (FOMC) lowered the discount rate by 0.25% on December 20, 1995 and again by another 0.25% on January 31, 1996. The FOMC raised the rate by 0.25% on March 25, 1997 where it remains unchanged to date.

         Provision for Loan Losses. The provision for loan losses increased by $80,000 to $140,000 in 1997 as compared to $60,000 in 1996. This increase was primarily the result of increasing net charge-offs on consumer loans. Net loans outstanding as a percentage of total assets at September 30, 1997 was 54.5% compared to 44.6% at September 30, 1996.

         Noninterest Income. Noninterest income total $2,335,000 in 1997 compared to $1,825,000 in 1996 resulting in an increase of $510,000. The primary component contributing to this increase was service charges on deposit accounts which increased by $314,000 in 1997 compared to 1996. This 41.7% increase was due to the successful implementation and growth of the "High Performance Checking" program implemented in January 1995. Net gain on the sale of loans increased by approximately $208,000 in 1997 compared to 1996. There was also an increase in loan service fees of $23,000 and other operating income increased by $45,000 during 1997 as compared to 1996. The increases in noninterest income were partially offset by an increase in loss on sale of securities of $80,000.

         Noninterest Expense. Noninterest expense was $9,062,000 in 1997 compared to $11,577,000 in 1996 resulting in a $2,515,000 decrease. In 1996 all SAIF (Savings Association Insurance Fund of the FDIC) insured institutions were required to take a one time charge against income to recapitalize the insurance fund. Trumbull's contribution was $2,470,000 which was expensed in 1996.

         Provision for Income Taxes. The provision for income taxes increased $1,307,000 to $1,744,000 in 1997 from $437,000 in 1996. This increase was a result of increased pre-tax income during 1997 as compared to 1996.

--------------------------------------------------------------------------------


                                                                             58.

--------------------------------------------------------------------------------

COMPARISON OF OPERATING RESULTS FOR YEARS ENDED SEPTEMBER 30, 1996 AND 1995.

         Net Income. Net income for 1996 was $834,000 as compared to $2,004,000 for 1995 resulting in an decrease of $1,170,000 or $1.35 per share. In 1996 all SAIF (Savings Association Insurance Fund of the FDIC) insured institutions were required to take a one time charge against income to recapitalize the insurance fund. Trumbull's contribution amounted to $2,470,000 on a pre-tax basis, resulting in an after tax charge against earnings of $1,630,000 or $1.87 per share.

         Interest Income. Interest income for 1996 was $32,119,000 compared to $32,117,000 for 1995 resulting in a $2,000 increase. This increase was due to a combination of a decrease in average interest bearing assets in 1996 compared to 1995 resulting in a decreasing effect on interest income of $75,000 and an increase in average yield in 1996 compared to 1995 of 0.13% resulting in an increasing effect on interest income of $77,000. The increase in overall yield is primarily a result of the continuing shift in interest earning assets from investments, which tend to be lower yielding assets, to loans which tend to be higher yielding assets.

         Interest Expense. Total interest expense decreased $282,000 to $21,036,000 in 1996 from $21,318,000 in 1995. This decrease is due to a decrease in average interest bearing liabilities in 1996 compared to 1995 resulting in a decreasing effect on interest expense of $633,000 which was partially offset by an increase in cost of funds in 1996 compared to 1995 of 0.09% resulting in an increasing effect on interest expense of $351,000.

         Provision for Loan Losses. The provision for loan losses remained the same for 1996 and 1995 at $60,000 for each year. Net charge-offs on real estate loans for both years was minor. Net charge-offs on consumer loans increased from approximately $36,000 in 1995 to $132,000 in 1996, however management felt that the loan loss reserve balance at year end 1996, although less than the reserve balance at year end 1995, was adequate for the risk characteristics of the loan portfolio.

         Noninterest Income. Noninterest income total was $1,825,000 in 1996 compared to $1,706,000 in 1995 resulting in an increase of $119,000. Service charges on deposit accounts increased $246,000 in 1996 compared to 1995 representing a 48.4% increase. This increase was due to the successful implementation and growth of the "High Performance Checking" program implemented in January 1995. Other operating income also increased by $224,000 in 1996 compared to 1995, partly due to increased late fee income earned on the company's growing portfolio of loans owned and loans serviced for others. Somewhat offsetting these increases was the decrease in the net gain on the sale of securities available for sale which decreased by $202,000 in 1996 compared to 1995. In addition, the net loss on the sale of loans increased by $105,000 in 1996 compared to 1995 and loan service fees decreased by $44,000 in 1996 compared to 1995

         Noninterest Expense. Noninterest expense was $11,577,000 in 1996 compared to $9,318,000 in 1995 resulting in an increase of $2,259,000. In 1996 all SAIF (Savings Association Insurance Fund of the FDIC) insured institutions were required to take a one time charge against income to recapitalize the insurance fund.
Trumbull's contribution was $2,470,000 which was expensed in 1996.

         Provision for Income Taxes. The provision for income taxes decreased $686,000 to $437,000 in 1996 from $1,123,000 in 1995. This decrease was a result of decreased pre-tax earnings in 1996 as compared to 1995. In addition, Trumbull's effective tax rate decreased from 35.9% in 1995 to 34.4% in 1996.

--------------------------------------------------------------------------------

                                                                             59.

--------------------------------------------------------------------------------

COMPARISON OF MARCH 31, 1998 AND SEPTEMBER 30, 1997 FINANCIAL CONDITION.

         Total assets increased to $525,122,000 at March 31, 1998 as compared to $482,403,000 at September 30, 1997, resulting in an increase of $42,719,000 or 8.9%. This increase was funded by a $10 million increase in deposits, a $30.9 million increase in borrowed funds and a $1.5 million increase in shareholders' equity, primarily due to the retention of earnings.

         Total net loans outstanding increased to $316,851,000 at March 31, 1998 as compared to $262,781,000 at September 30, 1997, resulting in an increase of $54,070,000 or 20.6%. Most of this increase was due to single family home loans which increased approximately $49.8 million, consumer loans also increased by approximately $6.1 million, while commercial real estate loans decreased by $1.8 million. Included in total net loans outstanding are single family home loans held for sale of $11 million at March 31, 1998 and $0.9 million at September 30, 1997. Much of the increased activity in single family home lending is due to Trumbull's Loan Production Office which opened for business in February 1997 as well as the favorable interest rate environment. During the six month period ended March 31, 1998 Trumbull originated a total of $63.9 million of single family first mortgage home loans from all sources and purchased an additional $9.2 million through brokers. During this period Trumbull sold $1.6 million of these loans in the secondary market retaining the servicing rights. During the six month period ended March 31, 1997 Trumbull originated a total of $21.6 million of single family first mortgage home loans from all sources and purchased an additional $5.4 million through brokers. During this period Trumbull sold $2.1 million of these loans in the secondary market.

         Total securities decreased to $183,921,000 at March 31, 1998 as compared to $195,713,000 at September 30, 1997 resulting in a decrease of $11.8 million or 6.0%. During the six month period ended March 31, 1998 Trumbull purchased $40.1 million and sold $15.5 million of securities, and approximately $36.8 million was received as repayment of principal. Trumbull's continuing strategy is to change the interest earning asset mix over time by decreasing security balances outstanding and increasing investments in real estate loans and consumer lending. Of the $183,921,000 of total securities outstanding at March 31, 1998, $20,819,000, or 11.3%, are classified as available-for-sale with the remainder classified as held-to-maturity. Of the $195,713,000 of total securities outstanding at September 30, 1997, $25,195,000, or 12.9%, are classified as available-for-sale with the remainder classified as held-to-maturity.

         Investment in premises and equipment increased to $5,276,000 at March 31, 1998 as compared to $4,899,000 at September 30, 1997 resulting in an increase of $377,000. In January 1998 Trumbull purchased land for $450,000 in Twinsburg, Ohio with the intention of building a new full service branch office. The branch is expected to be opened by the end of calendar year 1998.

         Total deposits increased to $382,819,000 at March 31, 1998 as compared to $372,823,000 at September 30, 1997, an increase of $10 million. The increase was due to Trumbull's continued effort to emphasize several marketing plans including cross selling efforts related to the "High Performance Checking" program.

         Total borrowings increased to $99,207,000 at March 31, 1998 as compared to $68,339,000 at September 30, 1997 resulting in an increase of $30.9 million. Trumbull increased it's borrowings as a means to fund it's efforts to grow the loan portfolio.

         Total shareholders' equity increased to $38,081,000 at March 31, 1998 as compared to $36,618,000 at September 30, 1997, an increase of $1,463,000. The increase was due to year-to-date net income of $2 million, a $0.1 million decrease in unrealized loss on securities available for sale, and was partially offset by payment of cash dividends totaling $0.67 per share or $0.6 million. Total shareholders' equity as a percentage of total assets at March 31, 1998 was 7.24% compared to 7.59% at September 30, 1997. Trumbull's equity exceeded all regulatory capital requirements at March 31, 1998 and September 30, 1997.

--------------------------------------------------------------------------------

                                                                             60.

--------------------------------------------------------------------------------

COMPARISON OF SEPTEMBER 30, 1997 AND 1996 FINANCIAL CONDITION.

         Total assets decreased to $482,403,000 at September 30, 1997 as compared to $493,697,000 at September 30, 1996, resulting in a decrease of $11,294,000 or 2.3%. This decrease was used to fund the $1.1 million decrease in deposits and contribute to the repayment of $12 million in borrowed funds.

         Total net loans outstanding increased to $262,781,000 at September 30, 1997 as compared to $220,105,000 at September 30, 1996, resulting in an increase of $42,676,000 or 19.4%. Most of this increase was due to single family home loans which increased approximately $41.2 million, consumer loans also increased by approximately $2.3 million, while commercial real estate loans decreased by $0.8 million. Included in total net loans outstanding are single family home loans held for sale of $0.9 million at September 30, 1997 and $0.3 million at September 30, 1996. Much of the increased activity in single family home lending is due to Trumbull's Loan Production Office which opened for business in February 1997 as well as the favorable interest rate environment. During the twelve month period ended September 30, 1997 Trumbull originated a total of $64 million of single family first mortgage home loans from all sources and purchased an additional $5.4 million through brokers. During this period Trumbull sold $11.7 million of these loans in the secondary market retaining the servicing rights. During the twelve month period ended September 30, 1996 Trumbull originated a total of $46.9 million of single family first mortgage home loans from all sources and purchased an additional $9.9 million through brokers. During this period Trumbull sold $12.6 million of these loans in the secondary market.

         Total securities decreased to $195,713,000 at September 30, 1997 as compared to $251,306,000 at September 30, 1996, a decrease of $55.6 million or 22.1%. During the twelve month period ended September 30, 1997 Trumbull purchased $3 million and sold $19.7 million of securities, and approximately $38.7 million was received as repayment of principal. Trumbull's continuing strategy is to change the interest earning asset mix over time by decreasing security balances outstanding and increasing investments in real estate loans and consumer lending. Of the $195,713,000 of total securities outstanding at September 30, 1997, $25,195,000, or 12.9%, are classified as available-for-sale with the remainder classified as held-to-maturity. Of the $251,306,000 of total securities outstanding at September 30, 1996, $53,564,000, or 21.3%, are classified as available-for-sale with the remainder classified as held-to-maturity.

         Total deposits decreased to $372,823,000 at September 30, 1997 as compared to $373,927,000 at September 30, 1996, a decrease of $1.1 million.

         Total borrowings decreased to $68,339,000 at September 30, 1997 as compared to $80,367,000 at September 30, 1996 resulting in a decrease of $12 million. Trumbull used cash flows generated from it's security portfolios to repay borrowings with the intent to redeploy the funds into loans.

         Total shareholders' equity increased to $36,618,000 at September 30, 1997 as compared to $33,829,000 at September 30, 1996 resulting in an increase of $2,789,000. The increase was due to 1997 net income of $3.4 million, a $0.4 million decrease in unrealized loss on securities available for sale, and was partially offset by payment of cash dividends totaling $1.18 per share or $1 million. Total shareholders' equity as a percentage of total assets at September 30, 1997 was 7.59% compared to 6.85% at September 30, 1996. Trumbull's equity exceeded all regulatory capital requirements at September 30, 1997 and 1996.

--------------------------------------------------------------------------------

                                                                             61.

--------------------------------------------------------------------------------



LIQUIDITY

Management of the Corporation's liquidity position is necessary to ensure that funds are available to meet the cash flow needs of depositors and borrowers as well as the operating cash needs of the Corporation. The Corporation's asset liability committee ("ALCO") is responsible for measuring, monitoring and managing liquidity. Funds are available from a number of sources including maturing securities, payments made on loans, the acquisition of new deposits, the sale of packaged loans, the sale of securities in the Corporation's available-for-sale portfolio, borrowings through reverse repurchase agreements and borrowing from the FHLB (current capacity of $97 million, could be extended to $165 million with additional FHLB stock purchases). The parent company's only major source of funding is dividends received from it's subsidiary Savings Bank. The Savings Bank is subject to regulation and may be limited in its ability to pay dividends to the parent company. Accordingly, consolidated cash flows may not represent cash available to common stockholders.


YEAR 2000

The Year 2000 ("Y2K") issue deals with the fact that many computer applications, if not corrected, could fail or create erroneous results by or at the year 2000 because many existing computer programs use only two digits to identify a year in the date field and these programs were not designed or developed while considering the impact of the upcoming change in the century. The Corporation has identified, assessed and prioritized the Y2K risks. The process involves modifying or replacing certain hardware and software used by the Corporation. The software utilized is primarily originated and serviced by external providers. The Corporation is communicating with those providers to ensure that appropriate steps are being taken to remedy any Y2K issues. The Corporation expects to have all the identified essential system and application changes completed by the end of 1998. Substantially all testing will be completed as well in 1998. Total cost associated with the process, including the cost of acquiring certain hardware and software and the internal and external costs relating to modifying the systems is not determinable at this time, but is not expected to be material to the financial statements taken as a whole. Purchased hardware and software will be capitalized in accordance with normal policy. Personnel and all other costs related to the process are being expensed as incurred.


CAPITAL RESOURCES

Total shareholders' equity increased from $33,829,0000 at September 30, 1996 to $36,618,000 at September 30, 1997. Most of this increase resulted from net income and was partially offset by the payment of cash dividends and the impact of changes in market values on the securities available-for-sale. Future volatility in shareholders' equity is expected, as changes in market rates of interest impact the market value of Trumbull's securities held in the available-for-sale portfolio.

Banking regulations have established minium capital ratios for banks. As a result, Trumbull must meet a risk-based capital requirement, which defines the two tiers of capital and compares each to Trumbull's "risk-weighted assets." Trumbull's assets and certain off-balance sheet items, such as loan commitments, are each assigned a risk factor so that assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require Trumbull to have a minimum total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. Trumbull's Tier 1 capital is its shareholders' equity before any gain or loss on securities available-for-sale, less certain intangibles and the non-qualifying portion of mortgage loan servicing rights asset, while total risk-based capital includes Tier 1 capital and a limited amount of the allowance for loan losses.

--------------------------------------------------------------------------------

                                                                             62.

--------------------------------------------------------------------------------


                                    September 30, 1997             September 30, 1996          September 30, 1995
                                    Amount        Percent        Amount     Percent          Amount     Percent
                               -----------------------------   -----------------------     ------------------------
LEVERAGE RATIO
--------------

   Actual                               $35,772       7.34%        $33,164      6.72%         $32,832        6.64%
   Minimum Required                      14,622       3.00%         14,801      3.00%          14,832        3.00%


TIER 1 RISK-BASED CAPITAL
-------------------------

   Actual                                35,772      15.70%         33,164     16.05%          32,832       15.89%
   Minimum Required                       9,116       4.00%          8,264      4.00%           7,864        4.00%




TOTAL RISK-BASED CAPITAL

   Actual                                37,231      16.34%         34,626     16.76%          34,381       17.49%
   Minimum Required                      18,231       8.00%         16,527      8.00%          15,728        8.00%


Risk Adjusted Assets                    227,889                    206,590                    196,603


The payment of dividends by Trumbull to its shareholders is subject to restrictions by its regulatory authorities, which generally limit dividends to the current and prior two years retained earnings, as defined by regulation. In addition, banks are precluded from paying dividends that would reduce regulatory capital below established minimums. The Merger Agreement also sets forth certain limitations on the payment of dividends by Trumbull to its shareholders.

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IMPACT OF INFLATION

Consolidated financial data included herein has been prepared in accordance with generally accepted accounting principles (GAAP). Presently, GAAP requires the measurement of financial position and operating results in terms of historical dollars, except for securities available for sale which are carried at fair value. Changes in the relative value of money due to inflation or recession are generally not considered.

In management's opinion, changes in interest rates affect the financial condition of Trumbull Financial Corporation to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not move concurrently. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as changes in monetary and fiscal policy. A financial institution's ability to be relatively unaffected by changes in interest rates is a good indicator of its capability to perform in today's volatile economic environment. In an effort to protect itself from the effects of interest rate volatility, Trumbull reviews its interest rate risk position frequently, monitoring its exposure and taking necessary steps to minimize any detrimental effects on the Corporation's profitability.

RECENT ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. The statement requires additional reporting of items that affect comprehensive income but not net income. An example relevant to Trumbull Savings is unrealized gains and losses on securities available for sale. This statement will result in additional financial statement disclosures.


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

ASSET LIABILITY MANAGEMENT

The asset/liability committee ("ALCO") includes the Corporation's chief executive officer, chief financial officer, chief lending officer and the executive officer responsible for retail deposit operations. The ALCO meets at least once per month to monitor and discuss lending strategies, funding strategies, investment strategies, monitor adherence to and analyze significant variances with the Corporation's business plan, as well as interest rate risk exposure and strategies. The Corporation measures and monitors interest rate risk from the perspectives of acceptable levels of changes in the economic value of equity, also referred to as net portfolio value ("NPV") and net interest income.

On a quarterly basis, the Corporation's chief financial officer prepares the interest rate risk report using computer simulation. The computer model uses the concepts of duration analysis and discounted cash flows. Changes to the Corporation's NPV and net interest income is simulated using instant and permanent interest rate shocks of plus and minus 400bps in increments of 100bps. These results are then compared to the limits imposed by the Board of Directors to determine compliance, and also compared to prior periods to determine the effect of previously implemented strategies. These reports are monitored and analyzed by the ALCO and the Board of Directors on at least a quarterly basis. If estimated changes to NPV and/or net interest income are not within the limits established by the Board of Directors, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved limits.

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Historically, the Corporation has had higher interest rate risk as compared to it's OTS regulated Thrift peer group. The Corporation believes that the interest rate risk component in the overall risk profile of the entity is acceptable primarily due to lower levels of other component risk factors. Specifically, the Corporation believes it's credit risk is relatively low primarily because of the asset mix. Approximately 50% ($248 million) of it's interest earning assets at March 31, 1998, is invested in single family home loans, with low to moderate credit risk and approximately 36% ($182.5 million) is invested in U.S. Government agency-backed securities with little if any credit risk. Trumbull's business strategy continues to concentrate on increasing the loan portfolios while decreasing the security portfolios. Because the increase in loans in recent months has been primary long-term fixed rate residential real estate loans, interest rate risk has also been increasing. Management has purchased three interest rate cap contracts as a means of managing the growing exposure. In addition, management has recently decided to sell substantially all new 30 year fixed rate mortgage loans and increase sales of 15 year fixed rate mortgage loans. This will result in a smaller asset size and will help lessen the growing interest rate risk exposure to potential future interest rate increases. However, by initiating these techniques to control and/or lower the company's interest rate risk, the company will be foregoing some current income, which management believes is a prudent trade-off.

         Although the company's loan portfolio has increased in terms of dollars and in terms of a percentage of total assets, due to the strategy of changing the asset mix, and therefor overall delinquencies have increased, loan loss reserves have not increased. Most of the increase in the company's loan portfolio is from real estate loans. Management is aware that increased delinquencies in real estate loans does not necessarily mean an increase in loan losses. However, management is also aware that reserve for loan losses as a percentage of total loans have been decreasing over the five year period ended September 30, 1997. SEE "SUMMARY OF LOAN LOSS EXPERIENCE AND CHARGE-OFFS." Net charge-offs on real estate loans have been consistently minor over this period, but net charge-offs on consumer loans have increased substantially. During 1997, the company's loan loss provision charged to current earnings was approximately $141,000. Yet during 1997 net charge-offs on real estate loans totaled approximately $11,000 while net charge-offs on consumer loans totaled approximately $176,000. Management further increased the provision for loan losses by $120,000 charge to current earnings during the six month period ended March 31, 1998. During this six month period, net charge-offs on real estate loans totaled approximately $45,000 and net charge-offs on consumer loans totaled approximately $106,000. Management feels that the credit risk is acceptable, and is currently reviewing loan loss reserve levels relative to consumer lending activities. The Corporation's interest rate risk exposure during the past three years is summarized below:

PERCENTAGE CHANGE IN NET PORTFOLIO VALUE


            Change
            in
Board       Interest     3-31-98     9-30-97     9-30-96     9-30-95
Limit       Rates
---------------------------------------------------------------------

       -80%    4.00%        -79%        -66%        -68%        -81%
       -60%    3.00%        -57%        -47%        -50%        -59%
       -40%    2.00%        -38%        -30%        -31%        -37%
       -20%    1.00%        -17%        -13%        -14%        -18%
         0%    0.00%          0%          0%          0%          0%
       -20%   -1.00%          1%          6%         11%         10%
       -40%   -2.00%         -5%          1%         14%         14%
       -60%   -3.00%         -3%          1%         18%         19%
       -80%   -4.00%          3%          9%         25%         27%

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PERCENTAGE CHANGE IN NET INTEREST INCOME (12 month horizon)


            Change
            in
Board       Interest     3-31-98     9-30-97     9-30-96     9-30-95
Limit       Rates
---------------------------------------------------------------------

       -40%    4.00%        -19%        -25%        -34%        -22%
       -30%    3.00%        -10%        -15%        -22%        -15%
       -20%    2.00%         -3%         -5%        -14%         -8%
       -10%    1.00%          0%         -1%         -6%         -3%
         0%    0.00%          0%          0%          0%          0%
       -10%   -1.00%         -1%         -1%          5%          0%
       -20%   -2.00%         -3%         -3%          8%         -2%
       -30%   -3.00%         -6%         -7%          6%         -6%
       -40%   -4.00%        -10%        -10%          3%        -10%


The NPV calculations are based on the net present value of discounted cash flows utilizing market prepayment assumptions provided by Bloomberg Financial Service and market rates of interest for each asset and liability product type based on their characteristics. The NPV data presented above for periods September 30, 1996 and 1995 have been calculated by OTS based on information provided by the Corporation. The NPV data presented for September 30, 1997 has been calculated by Trumbull using computer simulation. The theoretical projected change in net interest income over a twelve month period under each of the instantaneous and permanent rate shocks have been calculated by Trumbull using computer simulation.

Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Deposit decay rate is an internal estimate of deposit run off based on certain variables including interest rate scenarios. Further, the computations do not contemplate any actions the Corporation may undertake in response to changes in interest rates.

Substantially all long-term, fixed-rate mortgages are underwritten according to guidelines of the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA"). From time to time the Corporation may sell portions or all of it's current long-term fixed-rate mortgage loan production as a means of managing interest rate risk as well as generating fee income. Sales are executed through either swapping the loans with FHLMC or FNMA in exchange for mortgage-backed securities secured by such loans which are then sold, or the loans are sold directly for cash in the secondary market.

The Corporation also uses interest rate caps as a means of managing interest rate risk. At March 31, 1998 the Corporation had the following interest rate caps on it's books: two 5 year 6% LIBOR caps maturing December 2002 with combined notional value of $20.9 million, and one 3 year 6% LIBOR cap maturing January 2001 with a notional value of $10 million.


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